    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON December 30, 1999
                                            Registration Statement No. 333-86931
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                          PRE-EFFECTIVE AMENDMENT NO. 2
                                       TO
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                      MODERN MEDICAL MODALITIES CORPORATION
           (Name of small business issuer as specified in its charter)
                                  ------------

              New Jersey                                   8071                                    22-3059258
    -------------------------------             ----------------------------                -----------------------
    (State or other jurisdiction of             (Primary Standard Industrial                (IRS Employer I.D. No.)
    incorporation or organization)               Classification Code Number)

                                  -----------

                            1719 Route 10, Suite 117
                          Parsippany, New Jersey 07054
                                 (973) 538-9955
          (Address and telephone number of principal executive offices and principal place of business)

                                   -----------

                            Roger Findlay, President
                     Modern Medical Modalities Corporation
                            1719 Route 10, Suite 117
                          Parsippany, New Jersey 07054
                                 (973) 538-9955
                              (973) 267-7359 (fax)
           (Name, address and telephone number of agents for service)

                                    ---------

                                   Copies to:

                             Jay M. Kaplowitz, Esq.
                        GERSTEN, SAVAGE & KAPLOWITZ, LLP
                         101 East 52nd Street, 9th floor
                            New York, New York 10022
                                 (212) 752-9700
                              (212) 752-9713 (fax)

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

                                                                         Proposed             Proposed
                                                                         Maximum              Maximum           Amount of
          Title of Each Class of                 Amount Being         Offering Price          Offering        Registration
        Securities Being Registered               Registered         Per Security(1)          Price(2)             Fee
        ---------------------------              ------------        ---------------        ----------        ------------
Common Stock                                      3,150,044               $1.75             $5,512,577          $1,532.50
Common Stock Underlying Warrants                  2,500,000              $2.0625             5,156,250           1,433.44
Total registration(4)                             5,650,044                                                     $2,965.94

(1) Pursuant to Rule 457, estimated solely for the purpose of calculating the registration fee.

(2) Based upon the last reported sales price of the registrant's common stock of the same class as quoted on the Nasdaq SmallCap Market on December 23, 1999.

(3) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of common stock as may be issuable upon conversion of Modern Medical's convertible note(s) described herein and pursuant to the provision of the convertible note(s) regarding determination of the applicable conversion price.

(4)  $363.93 of which has previously been paid.

     Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY PROSPECTUS


                 Subject to Completion, Dated December 30, 1999

                      MODERN MEDICAL MODALITIES CORPORATION

                        5,650,044 Shares of Common Stock


         This is an offering of 5,650,044 shares of common stock of Modern Medical Modalities Corporation. Of the 5,650,044 shares being offered, 2,959,770 may be sold upon the conversion of an outstanding convertible note and upon the exercise of warrants issued in connection with the note, and 2,139,080 shares which may be sold upon the conversion of $2,000,000 convertible notes which may be sold to investors. All of the shares are being offered by the selling security holders named in this prospectus. We will not receive any of the proceeds from the sale of the common stock, although we will receive approximately $5,156,250 if all of the warrants being registered are exercised. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "MODM." On December 23, 1999, the last reported sales price of the common stock was $1.75.


         Please see "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




                The date of this Prospectus is December __, 1999

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       -----
Prospectus Summary..............................................................................          3
The Offering....................................................................................          4
Summary Combined Financial Information..........................................................          5
Risk Factors....................................................................................          6
   We experienced net losses in 1998 and for the nine months ended September 30, 1999, and may
       continue to experience losses............................................................          6
   We have experienced a significant decrease in our revenues which may adversely effect our
      future operating results..................................................................          6
    A reduction in physician use of MRI and CT Scan procedures could adversely affect our
      revenues..................................................................................          6
    Because we are significantly smaller than our national competitors, we may lack the financial
       resources needed to capture increased market share.......................................          6
    Rapid changes in the development of new equipment may render our equipment obsolete.........          7
    Significant delays in reimbursement from third-parties could limit the amount of our
       reimbursements and adversely affect our cash flow........................................          7
    We depend on our executive officers and their loss or unavailability could put us at a
       competitive disadvantage.................................................................          7
Special Note Regarding Forward-Looking Statements...............................................          7
Use of Proceeds.................................................................................          8
Certain Market Information......................................................................          8
Dividend Policy.................................................................................          8
Selected Financial Data.........................................................................          9
Management's Discussion and Analysis of Financial Condition and Results of Operations...........         10
Business........................................................................................         16
Management......................................................................................         30
Principal Shareholders..........................................................................         34
Certain Relationships And Related Party Transactions............................................         35
Description of Securities.......................................................................         36
Shares Eligible for Future Sale.................................................................         38
Selling Security Holders........................................................................         39
Plan of Distribution............................................................................         41
Legal Matters...................................................................................         42
Experts.........................................................................................         42
Additional Information..........................................................................         42
Financial Statements............................................................................        F-1

                                   -----------

You should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes thereto. We have included a brief overview of the most significant aspects of the offering itself in the Prospectus Summary. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

         Unless otherwise indicated, all reference to "Modern Medical", "us", "our" and "we" refer to Modern Medical Modalities Corporation.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and our consolidated financial statements and the notes accompanying the consolidated financial statements appearing elsewhere in this prospectus.

Our Business

         We provide magnetic resonance imaging (MRI) and computerized axial tomography (CT Scan) equipment to hospitals and physicians. We also manage hospital based and physician managed ambulatory centers for third parties who provide medical imaging services. We offer a full range of services to hospitals and physician groups, including:

         o selection and acquisition of appropriate MRI and CT Scan equipment;
         o design and supervision of facility construction;
         o training of technical and support staff;
         o patient billing and collection; and
         o marketing and management services.

         We provide all or any part of the services described above based on our customers needs.

         We presently provide equipment and manage one hospital based MRI site located in Passaic, New Jersey and six free standing MRI and CT Scan ambulatory centers, five of which are located throughout New Jersey and one in Louisiana. The relationships with our seven existing sites are joint ventures in which we own between 2% and 84% of the ventures. We also receive a management fee of 11.25% of gross cash collections from the site in Union, New Jersey for performing all management functions.

         We continue to attempt to position the company to participate in the expanding managed healthcare market. We intend to continue to enter into joint venture agreements with hospitals and physician centers to provide imaging services to a large number of subscribers at reduced rates. In an effort to obtain new sources of patient referrals to our centers we have hired:


         o two additional marketing representatives;
         o a marketing company; and
         o a telemarketer.


         Each will seek new referrals from health maintenance organizations, preferred provider organizations, union contracts, hospital contracts and physicians.

         We were incorporated in the State of New Jersey on December 6, 1989 and our executive offices are located at 1719 Route 10, Suite 117, Parsippany, New Jersey 07054. Our telephone number is (973) 538-9955.

                                  THE OFFERING

Common Stock Offered....................... 5,650,044 shares of common stock.  See "Description of
                                            Securities."

Shares of Common Stock
Outstanding ............................... 2,506,471

Use of Proceeds............................ We will not receive any proceeds from the sale of the shares of common stock by the selling security holders, although we will receive approximately $5,156,250 if all of the warrants being registered are exercised. See "Use of Proceeds."

Common Stock Trading Symbol...............  NASDAQ SmallCapMarket: MODM



Risk Factors............................... An investment in our common stock involves a high degree of risk and should be made only after careful consideration of the significant risk factors that may affect us.  Such risks include special risks concerning us and our business.  See "Risk
                                            Factors."

                     SUMMARY COMBINED FINANCIAL INFORMATION



                                                                                    Nine Months
                                                    Year Ended                         Ended
                                                   December 31,                    September 30,
                                            ---------------------------            -------------
                                              1997                 1998                 1999
                                            --------            --------              --------
                                                  (in thousands except per share data)
Statement of Operations Data
Revenue                                     $10,104              $6,415                $3,122
Income (loss) from Operations                 1,296              (1,782)                  205
Net income                                      123              (2,202)                  (65)
Net income per share                           0.06               (0.67)                (0.03)



                                                 Year Ended                      Nine Months
                                                 December 31,               Ended September 30, (1)
                                                 ------------               -----------------------
                                                    (in thousands except per share data)
Balance Sheet Data
Working capital                                    $ (1,963)                     $(1,020)
Total Assets                                         12,384                        10,091

Long-term debt                                        3,254                         2,531
Total liabilities                                     9,889                         7,459
Total stockholders' equity                            2,307                         2,447

(1) Does not include the proceeds from a $500,000 convertible note which Modern Medical issued in October 1999.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.


We experienced net losses in 1998 and for the nine months ended September 30, 1999, and may continue to experience losses.

         We have incurred net losses in the past and may continue to experience net losses in the future. During 1998, we incurred net losses of approximately $1.94 million. For the nine months ended September 30, 1999 we experienced a net loss of $65,230. If we do not increase revenues at our existing sites we may not be able to operate profitably.

We have experienced a significant decrease in our revenues which may adversely effect on our future operating results.

         Our revenues decreased by approximately 40% during the nine month period ended September 30, 1999 from the nine month period ended September 30, 1998 and by approximately 37% during the year ended December 31, 1998 from the year ended December 31, 1997. If our revenues continue to decrease significantly our future operating results will be materially harmed. The decrease in revenues is directly attributable to a decrease in patient service revenues, which occurred as a result of our sale of unprofitable sites, along with increased competition. Our revenues may continue to decrease in the future, which may have a material adverse affect on our future operating results.

A reduction in physician use of MRI and CT Scan procedures could adversely affect our revenues.

         We own and lease MRI and CT scanning equipment which may be affected by a reduction in physician use. The Federal Government and the insurance industry have deemed that in some cases MRI and CT Scans are medically unnecessary, which may cause a reduction in physician use of MRI and CT Scan procedures and would adversely affect our revenues. As a result, insurance carriers and the Federal Government have denied payment for procedures they deem unnecessary based on the diagnosis and the number of MRI and CT scans received by the patient. The denial of payment by insurance carriers will reduce our revenues and have a material adverse effect on our business.

Because we are significantly smaller than our national competitors, we may lack the financial resources needed to capture increased market share.

         The healthcare industry in general, and the market for diagnostic imaging services in particular, are highly competitive. We compete with hospitals, physicians groups and other providers of medical imaging services in providing equipment and services to healthcare providers. Many of these competitors have substantially greater resources than us which allows them to undertake more extensive marketing campaigns and to continually upgrade their medical equipment, as well as capture increased market share. Our size and available resources may restrict our ability to increase our revenues and capture additional market share. See "Business - Competition."


Rapid changes in the development of new technologies may render our equipment obsolete.

         Technological advances could render our existing imaging equipment obsolete or in need of substantial upgrade. If our equipment becomes obsolete we can not be sure that we will have sufficient capital resources to replace or upgrade our equipment. If we cannot replace or upgrade our equipment, physicians may not refer patients to our centers and our revenues will decrease.

Significant delays in reimbursement from third-parties could limit the amount of our reimbursements and adversely affect our cash flow.

         A substantial portion of our revenues come from payments made by government-sponsored healthcare programs and other third parties, and any delays in reimbursement could have a material adverse affect on our cash flow. We receive these payments either directly, in the case of imaging center revenues relating to reimbursable direct patient billings, or indirectly, in the case of technical fee-for-service payments made by hospitals. Healthcare reimbursement programs are not uniformly prompt in making required payments. Extensive payment delays are not uncommon, which could materially adversely affect our financial resources while awaiting payment.

We depend on our executive officers and their loss or unavailability could put us at a competitive disadvantage.

         Our business is largely dependent upon the active participation of our executive officers. The loss of services or unavailability of any or all of our executive officers, specifically Roger Findlay, president, Jan Goldberg, vice president or Gregory Maccia, vice president and secretary, could have a material adverse effect on our business. Although we have employment agreements with each of our executive officers, they do not prohibit them from competing with us if they leave the company. Additionally, we do not have keyman life insurance on the lives of either of Messrs. Findlay, Goldberg or Maccia and do not intend to obtain such insurance.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These factors include the risks described in "Risk Factors." Forward-looking statements, which involve assumptions and describe our future plans strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimates," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares of common stock owned by the selling security holders, although we will receive approximately $5,156,250 if all of the warrants being registered are exercised. All proceeds from the sales of the shares of common stock owned by the selling security holders will be for the account of the selling security holders described below. See "Selling Security Holders."

                           CERTAIN MARKET INFORMATION

         On March 12, 1999, we effected a 1 for 2 reverse split of our authorized and outstanding shares of common stock. As of December 30, 1999, we had 2,506,471 shares of common stock outstanding. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "MODM." The following table sets forth the high and low bid prices for the common stock as reported on the Nasdaq SmallCap. The high and low bid prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. All bid prices for the periods prior to our 1-for-2 reverse stock split effected on March 12, 1999, have been adjusted to reflect the reverse stock split.

                                                         Common Stock
                                              ------------------------------
Fiscal 1997                                      High                 Low
-----------                                      ----                 ---
First                                         $ 7.12                $ 2.80
Second                                          6.00                  3.20
Third                                           6.32                  4.28
Fourth                                          6.56                  4.40

Fiscal 1998
First                                         $ 5.25                $ 3.50
Second                                          4.00                   .8125
Third                                           1.875                 1.00
Fourth                                           .75                   .0625

Fiscal 1999
First                                         $ 2.75                $  .125
Second                                          3.25                  2.375
Third                                           3.25                  1.25
Fourth (through December 30, 1999)              3.50                  1.50

         On December 30, 1999, there were 49 holders of record of Modern Medical's 2,506,471 outstanding shares of Common Stock.

         On December 29, 1999, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $2.00.

                                 DIVIDEND POLICY

         We have never paid or declared dividends on our common stock. The payment of cash dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors. We intend to retain future earnings for use in our business.

                             SELECTED FINANCIAL DATA

         The following selected statement of operations data is for the period from January 1, 1997 through September 30, 1999. The selected balance sheet data is for the period from January 1, 1998 through September 30, 1999. The statement of operations and balance sheet data is derived from our financial statements and the related notes included elsewhere in this prospectus audited by Vincent
J. Batyr & Co. All information should be read in conjunction with our consolidated financial statements and the notes contained elsewhere in this prospectus.



                                                                                         Nine Months
                                                                                            ended
                                                   Year ended December 31,              September 30,
                                                ----------------------------            -------------
                                                 1997                  1998                  1999
                                                ------                ------                ------
                                                       (in thousands except per share data)
Statement of Operations Data:
Revenue                                         $10,104               $6,415                $3,122
Income (loss) from Operations                     1,296               (1,782)                  205
Net income                                          123               (2,202)                  (65)
Net income per share                               0.06                (0.67)                (0.03)


                                                Year Ended              Nine Months ended
                                               December 31,             September 30,(1)
                                                   1998                        1999
                                               ------------             -----------------
                                                    (in thousands except per share data)
Balance Sheet Data:
Working capital                                 $ (1,963)                     ($1,020)
Total Assets                                       12,384                       10,091

Long-term debt                                      3,254                        2,531
Total liabilities                                   9,889                        7,459
Total stockholders' equity                          2,307                        2,447

(1) Does not include the proceeds from a $500,000 convertible note which Modern Medical issued in October 1999.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
                              RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our Financial Statements and the accompanying notes thereto appearing elsewhere in this prospectus.

Overview

         In 1994, Modern Medical Modalities Corporation started Medical Marketing & Management, Inc. which markets not only the sites of Modern Medical, but for other physician groups and hospitals. In November 1994, Modern Medical acquired Prime Contracting Corp. in a business combination accounted for as a pooling of interests. Prime is a full service contractor who provides turnkey design and construction services for medical facilities primarily on the east coast of the United States. On December 27, 1995, Modern Medical entered into an agreement with Hamilton McGregor International Ltd. to sell all of the common stock of Prime for $1,200,000.

         In 1995, Modern Medical purchased Empire State Imaging Associates, Inc. On December 27, 1996, Modern Medical sold 65% of the common stock of Empire State for $250,000 to RF Management Inc. Modern Medical commenced operations during the second, third and fourth quarters of 1995 and the first quarter of 1996, respectively, at sites located in Passaic and Somerset, New Jersey; Amherst, New York; and Morristown, New Jersey. During the third quarter of 1996, Modern Medical, through its wholly-owned subsidiary, West Paterson Medical Equipment Leasing Corp., entered into a lease and management services agreement at a site specializing in diagnostic imaging located in West Paterson, New Jersey. In addition, Modern Medical through its wholly-owned subsidiary Ohio Medical Equipment Leasing Corporation entered into a purchase and consulting agreement to acquire a 50.2% interest as a general (managing) partner of a diagnostic imaging center located in Sylvania, Ohio. Many of the fluctuations on the line items on the balance sheets and the statements of operations are directly attributable to the acquisition and start-up of these entities.

         In March 1997, Modern Medical entered into a contract for the sale of its stock in Empire State Imaging. Under the terms of the sale, the purchasing party paid $75,000 in advance, $175,000 at closing and the balance of $750,000 is payable in monthly installments of $25,000 commencing in April 1998.

         In March of 1998, Modern Medical sold to the KFC Venture LLC, 15% of Open MRI and Imaging Center of Metaire, LLC for $250,000 payable $100,000 upon execution of the agreement and $25,000 a month for six months. Under the terms of the agreement, $125,000 of the $250,000 must be paid back to KFC Venture LLC without interest before any profits can be distributed. Until such time, all distributions shall be divided equally with fifty percent of said distribution being paid to KFC Ventures, LLC as a return of its initial capital investment up to the amount of $125,000 and the other fifty percent of said distribution being distributed to the members in accordance with their percentage interests in Modern Medical.

         On May 7, 1998, Modern Medical entered into an agreement to sell 97.2% of its 72% ownership of Open MRI of Morristown, Joint Venture for $300,000. The terms required $100,000 payable at signing, and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998, all of which were made. Modern Medical retained the option to repurchase from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation, the interest sold upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.

         On August 20, 1998, Modern Medical, ADS Investment Corp. and Oak Knoll Management Corporation modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of Open MRI. The loan is due and payable on September 30, 1998. The agreement also required the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of Modern Medical be replaced by September 30, 1998 as a condition of satisfactory settlement of the loan, which was completed. For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI will remain the property of the lending parties.

         On September 30, 1998, Modern Medical sold all but 2% of its 72% interest in Open MRI for $300,000 and the purchaser's agreement to provide Modern Medical's creditor, DVI Business Credit, personal guaranties of the principals of purchaser in an amount not to exceed $150,000. Modern Medical recorded a gain on this transaction in the amount of $30,171. Modern Medical has retained a 2% ownership interest in Open MRI.

         In September 1998, Modern Medical terminated the management contract with Southern Medical Consultants LLP for the management of Open MRI of Metaire. Accordingly pursuant to the agreement, if Southern Medical is not active in the site nor managing the site through the end of the lease payments, then no stock transfers will be made and none have been made to date.

Results of Operations:

For the three months ended September 30, 1999 as compared to the three months ended September 30, 1998

Revenue

         For the three months ended September 30, 1999 revenue was $1,190,394 as compared to $1,201,081 for the three months ended September 30, 1998. The decrease in revenues of $10,687 was directly attributable to lower patient service revenues as a result of the sale of Open MRI at Corvas and Doctors Imaging Associates and the return of Ohio Medical Equipment Leasing Corporation to DVI Financial Services, offset by an increase in revenues at Modern Medical's other sites.

Depreciation expense

         Depreciation expense for the three months ended September 30, 1999 was $266,270 as compared to $323,251 for the comparable prior period, a reduction of approximately $56,981. This decrease is directly attributable to fewer depreciable assets as a result of the sale of Open MRI at Corvas and Doctors Imaging Associates, and the return of Ohio Medical Equipment Leasing Corporation.

Interest expense

         Interest expense for the three months ended September 30, 1999 was $151,374 as compared to the comparable prior year period of $195,005, a decrease of $43,631. This decrease is attributable to fewer leased and financed assets as a result of Modern Medical's sale of Open MRI at Corvas and Doctors Imaging Associates and the return of Ohio Medical Equipment Leasing Corporation and the refinancing of three of Modern Medical's centers.

Selling, general and administrative expenses

         Selling, general and administrative expenses for the three months ended September 30, 1999 were $914,529 as compared to $1,793,080 for the comparable period in 1998, a decrease of approximately $878,551. This decrease is primarily attributable to the sale of various sites of approximately $886,000.

For the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998

Revenue

         For the nine months ended September 30, 1999 revenue was $3,122,427 as compared to $5,220,960 for the nine months ended September 30, 1998. The sale of Open MRI at Corvas and Doctors Imaging Associates along with the return of Ohio Medical Equipment Leasing Corp. to DVI resulted in a significant decrease in patients serviced. This decrease in patients serviced resulted in a decrease in revenues for Modern Medical. In the prior period Open MRI at Corvas, Doctors Imaging Associates and Ohio Medical Equipment Leasing Corp. recognized revenues of $887,861, $1,874,582 and $818,286, respectively. The reduction in revenues from these sites have been partially offset by an increase in revenues from Modern Medical's other sites.

Depreciation expense

         Depreciation expense for the nine months ended September 30, 1999 was $381,593 as compared to $1,206,544 for the comparable prior year period, a reduction of approximately $824,951. This decrease is directly attributable to fewer depreciable assets as a result of the sale of Open MRI at Corvas and Doctors Imaging Associates and the return of Ohio Medical Equipment Leasing Corporation.

Interest expense

         Interest expense for the nine month period ended September 30, 1999 was $472,518 as compared to the comparable prior year period of $818,256, a decrease of $345,738. This decrease is attributable to fewer financed and leased assets as a result of Modern Medical's sale of Open MRI at Corvas and Doctors Imaging Associates and the return of Ohio Medical Equipment Leasing Corporation, and the refinancing of three of Modern Medical's centers. Additionally, Modern Medical has reduced its working capital lines of credit with the DVI Business Group by approximately $151,000 since December 31, 1998, resulting in a decrease in interest expense on Modern Medical's outstanding debt.

Selling, general and administrative expenses

         Selling, general and administrative expenses for the nine months ended September 30, 1999 were $2,092,089 as compared to $5,566,843 for the comparable period in 1998, a decrease of approximately $3,474,754. This decrease is largely attributable to the sale of various centers which in the aggregate incurred expenses of approximately $2,700,000 in the comparable period in 1998, as well as various corporate reductions of approximately $500,000. Additionally, Modern Medical restructured its equipment service contracts from flat rate contracts to hourly rate contracts, and purchased replacement parts for its equipment from third-party suppliers rather than directly from the equipment manufacturer, which resulted in a savings of approximately of $36,000, from the comparable period in 1998.

For the year ended December 31, 1998 as compared to the year ended December 31, 1997

         Modern Medical experienced a loss during the fourth quarter of 1998 of $263,000. This loss is attributable to start-up costs associated with Modern Medical's site in New Orleans. The loss is also partially attributable to an increase in additional write-offs of accounts that were deemed uncollectible.

Revenues

         Revenues for Modern Medical and its subsidiaries aggregated $6,415,000 in 1998 as compared to $10,104,000 in 1997. The decrease in revenues of approximately $3,689,000 is attributable to a decrease in patient service revenues for Modern Medical's various imaging centers of approximately $1,534,000, the sale of three imaging centers that generated approximately $1,817,000 in revenues in the prior period and a decrease in Medical Marketing & Management's revenues of approximately $344,000 generated in the prior period.

Operating expenses

         Operating expenses for 1998 were $8,197,000 as compared to $8,807,000 in 1997. This decrease came primarily from the sale of two sites in 1998 and one site in 1997 that incurred expenses of approximately $1,760,000 in the comparable period in 1998. This savings was substantially offset by the operating expenses of a new center opened by Modern Medical in New Orleans, LA of approximately $772,000 and a net increase in operating expenses of approximately $378,000 at Modern Medical's remaining sites.

Selling, general and administrative expenses

         Selling, general and administrative expenses for 1998 were $6,628,000 as compared to $6,989,000 in 1997 or a reduction of approximately $361,000. This reduction resulted from the sale of three sites during 1997 and 1998, approximately $1,500,000, offset by the opening and start-up of a new site in New Orleans, LA of approximately $704,000 plus a net increase of approximately $325,000 in the remaining sites. The balance of the change relates to reduced costs of approximately $95,000 in expenses related to operating Modern Medical's Medical Marketing Management subsidiary. Selling, general and administrative expenses, include payroll, facility rent, equipment maintenance costs, site marketing costs, medical and office supplies, utilities and insurance. The increase in selling, general and administrative expenses of approximately $325,000 resulted from increased equipment maintenance costs and additional marketing costs at those sites.

Interest expense

         Interest expense, net of a decrease in interest income of approximately $78,000, has decreased by approximately $290,000. This reduction in interest expense resulted primarily from the reduction of debt related to the sale of three sites in 1998 and 1997 of approximately $260,000 and the retirement of debt in the normal course of business of approximately $99,000 offset by increased interest expense at the new site opened in New Orleans, LA in 1998 of approximately $69,000.

Depreciation and amortization expense

         Depreciation and amortization for 1998 was approximately $1,544,000 as compared to approximately $1,789,000 in 1997. This reduction of approximately $245,000 was primarily related to the sale of three sites during 1997 and 1998.

Loss on sale of subsidiaries

         On June 1, 1998, Modern Medical sold its 35% interest in Central Imaging of Yonkers, NY incurring a loss on the sale of $743,000. The loss consisted of unrecoverable investment in and advances to Central Imaging.

         On June 30, 1998, Modern Medical exercised its option to sell Sylvania Diagnostics to DVI Financial for one dollar. As a result of this disposition, Modern Medical recorded a loss of $168,064.

Restructuring of note receivable

         On March 3, 1998, Modern Medical restructured the promissory note receivable for the sale of Prime Contracting Corp. as follows: $200,000 in cash payable over 36 months, plus interest calculated at prime plus 1% and the 36 month option to purchase 250,000 shares of the related party stock at $.05 per share. Modern Medical recorded a loss from note receivable restructuring in the approximate amount of $748,000.

Liquidity and Capital Resources

         Modern Medical has a working capital deficiency of $1,028,716 at September 30, 1999 as compared to a working capital deficiency of $1,963,000 at December 31, 1998.

         During 1998, Modern Medical refinanced the following sites:


                                              OLD                 NEW         DECREASE
                                            -------             -------       --------
Passaic Beth Israel MRI                     $45,255             $24,557       $20,698
South Jersey Imaging                         37,267              23,217        14,356
South Plainfield Imaging                     36,350              13,207        22,943
                                                                             --------

               Monthly reduction in debt funding                              $57,997
                                                                              =======

         On an annual basis the above refinancing results in a cash savings of $695,694. All of the above refinanced loans are for sixty (60) months.

         In addition, for the year ended December 31, 1998, Modern Medical reduced the balance of the outstanding accounts receivable working capital line of credit by approximately $635,000 ($1,302,000 to $667,000) and for the nine months ended September 30, 1999 the outstanding balance has been further reduced to $515,565. Modern Medical intends to continue to reduce the outstanding principal balance on this line of credit at a rate of 10% of the cash receipts of the applicable imaging centers.

         During 1998, Modern Medical reduced personnel salaries by a total of $443,000, including fringe benefits. The duties of those employees whose jobs were eliminated were reassigned to other Modern Medical employees.

         In July 1999, Modern Medical sold 148,694 shares of its common stock to accredited investors in a private placement transaction pursuant to Regulation D Rule 506 of the Securities Act of 1933, as amended. Modern Medical received gross proceeds of $283,000, before offering expenses of approximately $49,590, which Modern Medical intends to use for working capital and general corporate purposes.

         In October 1999, Modern Medical sold $500,000 principal amount of its 10% convertible notes due October 2000. The notes are convertible into shares of Modern Medical's common stock. Modern Medical received net proceeds of $432,500 after the payment of commissions and other expenses. Modern Medical intends to use the net proceeds for working capital and general corporate purposes. Modern Medical has the right, subject to conditions, to sell up to an additional $2,000,000 principal amount of convertible notes to the investors that purchased the $500,000 note. See "Description of Securities - 10% Convertible Note."

         Modern Medical believes that its current operations along with its current capital resources will provide it adequate working capital for the next twelve months.

         These are the only trends, commitments, events and/or material uncertainties known to Modern Medical.

Going Concern

         Modern Medical's 1998 financial statements have been presented on a basis that it is a going concern. Due to significant losses during the year ended December 31, 1998, the accountants report has an explanatory paragraph stating that Modern Medical's continued existence is in doubt.

         As described above, during 1999, Modern Medical reduced its administrative salaries, refinanced equipment and raised approximately $783,000 through the issuance of equity and debt securities. Management believes that its current operations along with its current capital resources will provide Modern Medical sufficient cash resources to support its operations for the next twelve months.

Valuation of Accounts Receivable

         Modern Medical values its uncollected accounts receivable as part of its determination of profit. Modern Medical constantly reviews the accounts receivable valuation. The continuing monthly review, gathering of additional information, as well as changing reimbursement rate, may cause adjustments to the accounts receivable valuation.

Year 2000 Compliance

         Much computer software was originally written using only two digits rather than four digits to represent the year in a date field, and therefore may interpret a year ending in "00" to be the year 1900 rather than the year 2000. This could cause system failure or miscalculations causing the disruption of operations.

         We believe that our internal computer hardware and software systems will function properly with respect to dates in the year 2000 and beyond. Having assessed the potential consequences to us of the year 2000 issue, we do not expect that it will cause us to incur significant costs.


         We have not investigated whether our embedded systems, such as our electrical, heating or telephone systems, are year 2000 compliant. We expect, however, that our business would not experience any significant long-term harm even if any of these systems were to not be year 2000 compliant.

         There is, however, general uncertainty regarding the year 2000 issue and its effect on the overall business environment. We cannot currently determine whether the year 2000 issue will disrupt the U.S.
economy or business infrastructure sufficiently to harm our business.

                                    BUSINESS



         Modern Medical Modalities Corporation provides magnetic resonance imaging (MRI) and computerized axial tomography (CT Scan) equipment to hospitals and physicians. Additionally, Modern Medical on a clerical and administrative level manages hospital based and physician managed ambulatory centers for third parties who provide medical imaging services. Modern Medical offers a full range of services to hospitals or physician clients, including:

         o selection and acquisition of appropriate equipment;
         o design and supervision of facility construction;
         o training of technical and support staff;
         o patient billing and collection; and
         o marketing and management services.

         Modern Medical can provide either its full range of services at medical technology centers or a more limited range of services at mobile or fixed sites depending on the needs of its customers.

         Modern Medical presently provides equipment and manages one hospital based MRI site located in Passaic, New Jersey, and six free standing MRI and CT Scan and Diagnostic Imaging ambulatory centers in Louisiana (1) and New Jersey
(5). Modern Medical also receives a management fee of 11.25% of gross cash collections from the site in Union, New Jersey for performing management functions. Modern Medical's relationship with the joint-ventures range from 2% through 84% equity interest.

         Generally, Modern Medical's centers participate in HMO or PPO programs because many of the physicians who refer patients to the centers belong to the HMO or PPO. In many instances Modern Medical's centers initiate contact with various third parties, such as insurance companies, unions or managed care providers, to provide services to their membership. This is usually the case with the larger insurance plans. In the case of unions or managed care programs, contacts are usually made by the benefit managers representing the various programs. Typically, the centers are recommended by the physicians in the area.

         Modern Medical has positioned itself to participate in the expanding managed health care market and intends to continue to seek to joint venture with hospital and physician managed ambulatory centers. Modern Medical has hired additional marketing representatives, a marketing company and a telemarketer in an effort to establish new sources of patient referrals, which are generally referred to Modern Medical's sites through HMO's, PPO's, union contracts and hospital contracts.

Our joint ventures

         UNION JOINT VENTURE

         In July 1990, Modern Medical entered into a Joint Venture Agreement with Union Imaging Associates, Inc. for the purpose of providing magnetic resonance and CT Scan imaging services to radiologists and other medical professionals, including leasing and financing equipment for use in such business. The Union joint venture terminates upon the earliest of: (a) June 30,

2010, (b) the sale of the subject business or (c) mutual agreement of the joint venturers. Modern Medical serves as the managing joint venturer pursuant to the Union joint venture agreement and has managerial responsibility for the business including:

         o placing of personnel;
         o leasing equipment;
         o budgeting;
         o contracting;
         o billing;
         o paying debts;
         o making lease payments; and
         o making distributions to the joint venturers.

         Modern Medical shall continue to serve as managing joint venturer until Modern Medical's liability under the Union joint venture's equipment lease with DVI Financial is satisfied. Thereafter, Modern Medical shall continue to serve as the managing joint venturer until the earlier to occur of: (a) Modern Medical's resignation upon 60 days notice to Union Imaging or (b) 60 days after receipt of notice from Union Imaging that the holders of at least 80% of Union Imaging's stock had voted to terminate Modern Medical as managing joint venturer. For serving as managing joint venturer Modern Medical receives 11.25% of gross collections for a management fee as well as a 10% equity position.

         PLAINFIELD JOINT VENTURE

         In July 1991, Modern Medical entered into a joint venture agreement with Plainfield MRI Associates, Inc. for the purpose of providing magnetic resonance imaging services and equipment to radiologists and other medical professionals, including leasing and financing equipment for use in such business. The Plainfield joint venture shall terminate upon the earlier of (a) July 30, 2011; (b) the sale of the subject business; (c) termination of the Agreement dated April 25, 1991 with Muhlenberg Regional Medical Center, Inc., and the Plainfield joint venture being unable to relocate the subject business to another profitable site; (d) the subject business being determined unprofitable for 3 consecutive calendar months at the sole discretion of Modern Medical; (e) the repossession of equipment pursuant to the equipment lease with DVI Financial dated December 1, 1993; or (f) mutual consent of the joint venturers.

         Modern Medical serves as the managing joint venturer pursuant to the Plainfield joint venture agreement. As managing joint venturer Modern Medical has the following managerial responsibility:

         o hiring of personnel;
         o leasing equipment;
         o budgeting;
         o contracting;
         o billing;
         o paying debts;
         o making lease payments; and
         o making distributions to the joint venturers.

         Modern Medical shall continue to serve as managing joint venturer until Modern Medical's liability associated with the subject business to DVI Financial is satisfied. Thereafter, Modern Medical shall continue to serve as managing joint venturer until Modern Medical's resignation upon 60 days notice to Plainfield MRI, Inc.

         The interests of Modern Medical and Plainfield MRI, Inc. in the profits and obligations and liabilities under the Plainfield joint venture agreement are 84% and 16% respectively.

         BETH ISRAEL JOINT VENTURE

         In June 1995, Modern Medical entered into a joint venture agreement with Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. to provide certain non-professional services to an MRI facility which was developed by Modern Medical, and is located on the campus of Beth Israel Hospital. The term of the Agreement is for a seven (7) year period with an automatic renewal provision for successive seven year periods. Modern Medical has a 75% interest in the profits, obligations and liabilities under the Joint Venture Agreement.

         METAIRE MEDICAL EQUIPMENT LEASING

         In June 1997, Metaire Medical Equipment Leasing was incorporated in the state of New Jersey, as a 100% owned subsidiary of Modern Medical. In October 1997, Metaire Medical Equipment Leasing Corporation was registered as a corporation doing business in the State of Louisiana. Under the terms of the venture agreement Modern Medical will receive 100% of the profits and equity of Open MRI of Metaire. The site opened for business in February of 1998. There is an agreement with Southern Medical Consultants which provides that if they raise $250,000 and provide marketing and management services, they will receive 34% of the site. To date the $250,000 has been raised, but the marketing and management services have not been performed.

         In March 1998, Modern Medical sold to KFC Venture LLC, 15% of Open MRI and Imaging Center of Metaire, LLC for $250,000 payable $100,000 upon execution of the agreement and $25,000 per month for six months. Under the terms of the agreement, $125,000 of the $250,000 must be paid back to KFC Venture LLC, without interest. Until such time, all distributions shall be divided equally, with 50% of said distribution being paid to KFC Ventures LLC as a return of its initial capital investment up to the amount of $125,000 and the other 50% of said distribution being distributed to the members of Open MRI of Metaire, in accordance with their percentage interests in Open MRI of Metaire.

         SOUTH JERSEY MEDICAL EQUIPMENT LEASING CORPORATION

         On October 12, 1994, Modern Medical Modalities Corporation, formed a New Jersey corporation, South Jersey Medical Equipment Leasing Corp.

         On December 29, 1994, South Jersey Medical, which is 100% owned by Modern Medical Modalities Corporation, purchased for $1,550,000 certain assets and liabilities of NRM Imaging Associates, Partnership, an entity that leases MRI and CT equipment. South Jersey Medical will provide space, equipment (MRI and CT Scanner) and non-professional services, including management and billing and collection functions to South Jersey Imaging Associates, P.A.

         OPEN MRI OF MORRISTOWN

         During February of 1996, Modern Medical, under the terms of a joint venture with RMC Consulting Inc. and Barbara Krasnica, developed a MRI facility located in Morristown, New Jersey. Under the terms of the agreement, dated

October 31, 1995, Modern Medical has the responsibility to make all day to day decisions on behalf of the joint venture "Open MRI of Morristown." The term of the joint venture shall terminate October 15, 2015 unless the business is sold, or the joint venture is terminated by mutual consent of the participants. The term of the joint venture may be extended by mutual written consent of the participants. Under the terms of the joint venture the profit distribution is as follows: Modern Medical Modalities Corporation 72%, RMC Consulting Inc. 18% and Barbara Krasnica 10%.

         On May 7, 1998, Modern Medical entered into an agreement to sell 97.2% of its 72% ownership of Open MRI of Morristown, joint venture (Open MRI) for $300,000. The terms required $100,000 payable at signing and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998. Modern Medical retained the option to repurchase the interest sold from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.

         On August 20, 1998, Modern Medical, ADS Investment Corp. and Oak Knoll Management Corporation modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of Open MRI. The loan was due and payable on September 30, 1998. The agreement also requires the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of Modern Medical be replaced by September 30, 1998 as a condition of satisfactory settlement of the loan. For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI will remain the property of the lending parties.

         On September 30, 1998, Modern Medical effectively sold all but 2% of its 72% of its interest in Open MRI for $300,000 and the purchaser's agreement to provide Modern Medical's creditor, DVI Business Credit personal guaranties of the principals of purchaser in an amount not to exceed $150,000. Modern Medical recorded a gain on this transaction in the amount of $30,171.

         WEST PATERSON MEDICAL LEASING CORPORATION

         In July 1996, Modern Medical, through its wholly-owned subsidiary West Paterson Medical Equipment Leasing Corporation, entered into a lease and management services agreement with Advanced Imaging & Radiology Associates, P.A. West Paterson Medical is a medical practice specializing in diagnostic imaging located in West Paterson, New Jersey. The agreement provides that West Paterson Medical will lease office space, fixtures and equipment and will provide management services to Advanced Imaging over an initial term of five years with a five year renewal option. Under the terms of the agreement, West Paterson Medical has assumed all debt, expenses and accounts receivable for the site. Subsequently, in February 1997 Modern Medical ordered a Toshiba CT Scan for the site, for $335,000, financed by DVI Financial Services. The CT Scan became operational in the middle of March 1997.

Medical imaging industry and systems

         Modern Medical has focused on the advanced imaging technologies of MRI and CT Scan. Management believes that the use of these technologies has grown significantly in the U.S. during the last several years. This growth is attributable to physicians beliefs that diseases can be detected in their early stage, in a non-invasive manner, through the use of MRI and CT Scan. Hospitals are facing competitive pressures to provide technology and related services despite strict budgetary limitations. Changes in third party reimbursement systems have resulted in declining profit margins for many hospitals, thus reducing capital available to hospitals and the traditional incentives to purchase or lease equipment and pass such costs through to third parties. By leasing equipment and purchasing services from third parties, hospitals are able to conserve their limited capital resources for other purposes and reduce the risks associated with technological obsolescence and under utilization of equipment and services. As a result hospitals are increasingly utilizing companies that provide MRI and CT Scan equipment, such as Modern Medical, in order to decrease their equipment and personnel costs.

         Medical diagnostic imaging systems facilitate the diagnosis of disease and disorders at an early stage, often minimizing the amount and cost of care needed to stabilize or cure the patient and frequently obviating the need for invasive diagnostic procedures, such as exploratory surgery. Diagnostic imaging systems are based on the ability of energy waves to penetrate human tissue and generate images of the body which can be displayed either on film or on a video monitor. Imaging systems have evolved from conventional x-ray to the advanced technologies of MRI and CT Scan.

         MRI is an advanced imaging system that uses a strong magnetic field and radiowaves to allow physicians to explore the inner workings of the human body. The pictures produced by this technology assist the doctor in detecting and defining the differences between healthy and diseased tissue.

         CT is a specialized method of examining various body parts using x-rays and computer reconstructions to form a cross sectional image. During the exam the x-ray tube travels completely around the body and the computer reconstructs the information to form a cross sectional image. A series of these images, or slices, is taken through the area of interest, providing the physician with a detailed look at structures not otherwise seen with regular x-rays.

Our services

         Modern Medical offers the full range of services discussed below. The needs of a particular hospital or physician group determine the extent of the services offered in each instance, which Modern Medical can deliver either on a limited basis or through a full service medical technology center. Each site is staffed by administrative, technical and support personnel. In addition, a physician and a physician group provide professional services and interpret MRI or CT scans at each site. Modern Medical does not engage in the practice of medicine. Such physicians are not employees of Modern Medical. However, the most significant cost of operating an imaging center is the capital and finance costs of equipment.

         Modern Medical provides equipment and related services, technical and support staffing, marketing, patient scheduling, billing and collection and management in all of Modern Medical's sites located throughout New Jersey and at Modern Medical's new site in New Orleans, Louisiana.

         Equipment and related services. Modern Medical consults with its potential clients and existing clients to identify the equipment best suited to meet the client's needs on a cost-effective basis. Modern Medical then acquires the equipment through lease/purchase agreements. In addition, Modern Medical assists the hospital or physicians and their personnel in complying with licensing and other regulatory requirements, which consist of all applicable county building permits and architectural filings as well as filing all necessary equipment registration forms with the applicable state agencies. Modern Medical supervises the installation and testing of the equipment and provides periodic inspection of the equipment at the facility. Modern Medical undertakes to maintain its clients' equipment and typically enters into agreements with equipment manufacturers or other third parties for the delivery of maintenance services.

         Technical and support staffing. Modern Medical provides technologists who operate the equipment at the facility. Modern Medical trains and provides on-going safety instruction and educational programs for its technologists as well as the hospital's technologists. Modern Medical also provides clerical personnel to provide administrative duties such as scheduling and answering phone inquiries.

         Marketing. Modern Medical provides its customers with marketing services, including the design and formulation of a marketing program for each facility to inform physicians in the community as to the technology and services available at the facility. Modern Medical also provides marketing personnel who market patient referral sources, including HMOs and other health plans.

         Patient scheduling, billing and collection. At the medical technology centers, Modern Medical schedules patient appointments, prepares all patient billing and is responsible for collection. In providing billing and collection services, Modern Medical bills the patients directly and, therefore, assumes the credit risk on such billings and any delays attendant to reimbursement through governmental programs or third party payors. Modern Medical also is responsible at the centers for related administrative and record-keeping functions and all management information services.

         Management. Modern Medical provides full managerial responsibility and control over facility operations, including all of the foregoing services, at medical technology centers.

Delivery of our services

         Modern Medical delivers its services to its customers through either contractual arrangements with hospitals and clinics or medical technology center arrangements with hospitals or physician groups, as discussed below. Modern Medical may form imaging centers utilizing a variety of ownership vehicles. Presently, Modern Medical operates its sites under joint venture agreements. Below is a description of Modern Medical's medical technology centers and radiology group centers:

         Medical technology centers. Modern Medical will establish a medical technology center within a hospital or with a physician group through which Modern Medical will offer its full range of services. A hospital center is located on a hospital campus, is affiliated with that hospital and provides both inpatient and outpatient services. A hospital requiring part-time service will engage Modern Medical to schedule its mobile unit to be on location at the hospital at prescribed times. Modern Medical maintains a mobile unit which is a custom-designed vehicle that is a totally self-contained facility.

         In addition to the equipment and facility services provided in its arrangements, Modern Medical provides at a medical technology center all technical and support staffing, expanded marketing services, patient scheduling, billing and collection services, management information systems, and overall management.

          Radiology group centers. Modern Medical began its medical technology center operations by establishing free standing, outpatient imaging centers with groups of radiologists.

         In most cases Modern Medical is approached by a group of physicians or a hospital who are looking to install a MRI or CT scanner. Modern Medical first reviews the location that the equipment is to be placed in and reviews a general outline or business plan. Information that is presented includes other centers in the area, patient financial class, patient demographics in the area served, and potential referring physicians. In the case of a hospital, Modern Medical requests the number of MRI's and CT scans that the hospital sends to other facilities. Modern Medical also contacts neighboring sites to determine the waiting time for scheduling an exam to see if patients are waiting an excessive amount of time for an exam. Modern Medical contacts potential referring physicians to determine if they are experiencing problems with existing facilities and if they would support a new facility. Managed care groups and HMO's are contacted to determine if contracts for providing service are available and to ascertain the membership in their service area of the potential new sites. If the site is considered to be positive a request is made to the various equipment manufacturers for a bid on the equipment Modern Medical deems necessary. Modern Medical then makes a determination as to the financial viability of the project. Based on the criteria above, Modern Medical reviews each site to determine whether the site can generate revenues to support the costs associated with the operation of the site.

         Set forth below is a table of Modern Medical's centers, listing their respective services.

SERVICES BY TECHNOLOGY
RADIOLOGY GROUP CENTERS                            MRI            CT SCAN          DIAGNOSTIC IMAGING
Union, New Jersey(1)                               Yes            Yes              No
South Plainfield, NJ(4)                            Yes            No               No
Marlton, New Jersey                                Yes            Yes              Yes
Open MRI of Morristown(2)                          Yes            No               Yes
West Paterson Medical Equipment                    No             No               Yes
  Leasing Corp.(3)
Metaire Med. Equipment Leasing                     Yes            No               No

HOSPITAL CENTERS
Passaic, New Jersey(5)                             Yes            No               No

----------------

(1) This joint venture was organized on June 22, 1990 for the purpose of providing MRI and CT services to medical professionals. The joint venture has two joint-venturers, Modern Medical, the managing joint venturer, and Union Imaging Associates Inc. ("UIA"). Modern Medical has a 10% interest and UIA has a 90% interest in the joint venture.

(2) This joint venture was organized in October 1995 for the purpose of providing MRI services to Medical professionals. The joint venture has three joint venturers: Modern Medical, RMC Consulting, Inc. and Barbara Krasnica. In September 1998, Modern Medical sold 97.2% of its 72% ownership interest for $300,000 and certain other conditions. See "Certain Relationships and Related Party Transactions."

(3) In July 1996, Modern Medical through its wholly-owned subsidiary entered into a lease and management service agreement with Advanced Imaging and Radiology Services P.A. to provide office space, fixtures and diagnostic imaging equipment to the P.A. for five years with a renewal for five years.

(4) This joint venture was organized on July 30, 1991 for the purpose of providing MRI services to medical professionals. The Joint Venture has two venturers, Modern Medical, the managing joint-venturer, and Plainfield MRI Associates, Inc. Modern Medical has an 84% interest and Plainfield MRI has a 16% interest in the joint venture.

(5) This joint venture was organized in June 1995, for the purpose of providing MRI services to medical professionals. The joint venture has two venturers, Modern Medical, the managing joint-venturer and Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A.. Modern Medical has a 75% interest in the joint venture.

         Each of the above agreements involved an initial financial commitment on the part of Modern Medical ranging between $1 million and $3 million per center, which includes equipment, installation, facility construction and start-up working capital. Equipment, which is generally leased, represents the greatest commitment by Modern Medical. Modern Medical's commitment is offset only by such revenues as are generated from the utilization of the center.

Our growth strategy and marketing plan

         Modern Medical markets its services to physicians and hospitals through various methods. These include telemarketing, direct solicitation, direct mail, sponsorship of in service education programs for physicians and technical staff, and personal visits to physician offices. Modern Medical's management also attends many of the large radiology shows throughout the country.

         Modern Medical is pursuing a strategy of seeking new hospital centers and physician managed ambulatory centers. Its target markets also include hospitals without a diagnostic imaging facility, to which Modern Medical can offer its part-time mobile units. Modern Medical will engage in intensive marketing in areas of specialized physician groups, chiropractors, health maintenance organizations (HMO), preferred provider organizations (PPO), union locals, municipalities and insurance companies. Modern Medical currently negotiates discounts with large suppliers of patients, as allowed by law. Modern Medical's objective is to respond to the concerns of spiraling health care costs while maintaining quality of care to the patient. Increased volume results in a reduction of the cost of each procedure because fixed costs at each facility are spread over a larger number of procedures. This reduction in cost is passed along to Modern Medical's contracted clients. In addition, in order to increase patient volume, Modern Medical has expanded its hours of operations, including extended hours during the week and weekend scheduling.

         Modern Medical applies a variety of criteria in evaluating each prospective hospital customer. These criteria include: (a) the extent of the hospitals' present diagnostic imaging services; (b) its competitive environment;
(c) the size and type of hospital; (d) the number of referring physicians and their specialties; (e) patient volume; and (f) the nature of the payors (private insurance programs, government reimbursement programs or other health or medical organizations).

         Modern Medical's plan of operation will be to continue to expand the equipment use of its current customers. Modern Medical will, with its direct marketing efforts, continue to seek new clients, either through the acquisition of complementary businesses or the establishment of new centers. Modern Medical currently does not have any agreements to acquire complementary businesses.

Equipment and supplies

         Modern Medical obtains its medical equipment and ancillary supplies from various manufacturers, including General Electric, Toshiba, Siemens, Philips, Picker, Hitachi, DuPont and Kodak. Modern Medical is not dependent on any one supplier and believes that it has good relationships with its suppliers.

         Equipment acquisition costs can range dramatically depending upon the model and peripheral equipment acquired. Currently, MRI equipment ranges from $1,000,000 to $2,000,000, extremity RI and CT equipment currently ranges from $300,000 to $800,000.

         Installation and maintenance costs on the equipment can be substantial, particularly with respect to MRI units. Installation costs can range from $250,000 to $500,000 for an MRI unit depending on the particular installation circumstances, such as excavation costs, electrical problems (i.e. bringing additional power into the facility), delays in construction and problems encountered in installing the equipment. Maintenance costs on a unit can be as high as $150,000 per year. Modern Medical typically enters into agreements with equipment manufacturers or other third parties for equipment maintenance.

         Equipment is financed by either Modern Medical or its joint venture, typically over a sixty month period, with the lender or leasing company. In each case the equipment serves as security for the loans and in certain instances the lessor requires a corporate guarantee for a percentage of the amount being financed, which is based on the financial projections of the equipment purchased. Modern Medical's acquisition methods, either purchase or lease, depends upon the specific circumstances of each transaction.

         Modern Medical's equipment and supplies are available from a variety of sources. The loss of any single supplier would not have a material adverse effect on Modern Medical.

Governmental reimbursement and regulations of our business

         Government reimbursement. In major areas of its business, Modern Medical relies on third party reimbursement for payment of its services, which is typically the federal government. Its charges are predominantly paid either directly by third party payors or by its clients which in turn receive reimbursement from such sources.

         The centers with which Modern Medical is affiliated all participate in many reimbursement programs including Medicare and Medicaid as well as private insurers. Under these arrangements the center agrees to accept the approved amount of reimbursement from each individual payor. In certain cases the amount billed may exceed the predefined fee schedule, resulting in an amount to be written off by Modern Medical as disallowed.

         Regulations. Congress has enacted certain legislation, referred to as Anti-Kickback Laws, in order to curb the potential for fraud and abuse under the Medicare and Medicaid programs. Anti- Kickback Laws prohibit the payment or receipt for referring patients to a healthcare provider if such payments may be made in whole or in part by the Medicare or Medicaid programs. New Jersey and some other states have enacted similar laws.

         The Anti-Kickback Laws apply both to the provider making as well as receiving the referral. Violation of the Anti-Kickback Laws is a criminal felony punishable by fines of up to $25,000 and/or up to five years imprisonment for each count. Federal law also permits the Department of Health and Human Services, or HHS, to impose civil fines against violators of the Anti-Kickback Laws and to exclude them from participation in the Medicare and Medicaid programs. These civil sanctions can be levied under circumstances that do not involve the more rigorous requirements and standards of proof required in a criminal trial.

         Courts have interpreted the legislation broadly, though decisions handed down to date have concerned payments made explicitly in exchange for referrals.

         Several federal courts considering the issue, including the U.S. Court of Appeals having jurisdiction over New Jersey, have concluded that the Anti-Kickback Laws would be violated if "any purpose" of an economic arrangement is to induce or pay for referrals. The fact that the payment may be incidental to that purpose or that many other legitimate purposes may exist for the arrangement in question is irrelevant. Accordingly, many types of business relationships between healthcare providers, including investments in healthcare providers by physicians, hospitals or others who are in a position to refer patients could be held to fall within the prohibitions of the Anti-Kickback Laws or similar state laws.

         The American Medical Association, or AMA, has reaffirmed its original guidelines, issued on May 6, 1992, which stated that physicians should not refer patients to a health care facility outside their office in which they do not have an active participation and only a passive investment interest. The guidelines are ethical rules and recommendations of the AMA; they do not have a binding legal effect.

         The department of Health and Human Services has adopted regulations specifying "safe harbors" for various payment practices between providers and their referral sources. If a payment practice were to fall within the safe harbor and were not a "sham" to circumvent the law's requirements, it would not be treated as an illegal Medicare/Medicaid kickback or grounds for exclusion from the Medicare/Medicaid programs. While failure to fall within a safe harbor does not mean that the practice is illegal, HHS had indicated that it may give such arrangements closer scrutiny.

         No safe harbor currently in existence would cover an investment interest in Modern Medical. Modern Medical cannot predict whether other regulatory or statutory provisions will be enacted by federal or state authorities which would prohibit or otherwise regulate referrals by physicians to Modern Medical thereby having a material adverse effect on Modern Medical's operations.

         The federal "Ethics in Patient Referrals Law of 1989", often referred to as the "Stark Law" contained the following provisions:

o it prohibited a physician with a "financial relationship" with an entity that furnishes clinical laboratory services (or a physician with an "immediate family member" with such a relationship) from making a referral to that entity for clinical laboratory services if payment may be made under Medicare;
o it prohibited a provider of clinical laboratory services from billing Medicare, an individual, a third party or other entity for an item or service furnished in relation to a prohibited referral;
o it required any entity that collects any amounts as a result of such a billing to refund those amounts, and
o provided for certain exceptions, such as situations that would not constitute referrals or a "financial relationship."

         Later amendments to the Stark law extended the original prohibition on referrals and billing to cover ten additional "designated health services," in addition to clinical laboratory services, and extended the ban to services payable under Medicaid, both beginning with referrals made after December 31, 1994.

         The "designated health services" consist of the following products and services:

o    clinical laboratory services;
o    physical therapy services (including speech language pathology services);
o    occupational therapy services;
o radiology services including any diagnostic test or treatment using x-rays, ultrasound or other imaging services, CT scan, MRI, radiation or nuclear medicine, but excluding invasive radiology where the imaging modality is used to guide a needle, probe or catheter (such as cardiac catheterization), and thus is clearly incidental to a separate major procedure, as well as mammographies;
o    radiation therapy services and supplies;
o    durable medical equipment and supplies;
o    parenteral and enteral nutrients, equipment and supplies;
o    prosthetics, orthotics, and prosthetic devices and supplies;
o    home health services provided by a home health agency;
o    outpatient prescription drugs;
o inpatient and outpatient hospital services, whether provided by the hospital or others under arrangements with the hospital for which the hospital bills, but excluding services provided by the hospital under a separate license, such as home health care or physical therapy provided by a hospital-owned home health agency or skilled nursing facility.

         In 1991, New Jersey enacted the Health Care Cost Reduction Act, or so-called "Codey Bill", (N.J.S.A. 45: 9-22.4 et seq.) which provided that:

o a medical practitioner shall not refer a patient, or direct one of its employees to refer a patient, to a health care service in which the practitioner and/or the practitioner's immediate family has any beneficial interest;
o for beneficial interests which were created prior to the effective date of the Act, July 31, 1991, the practitioner could continue to refer patients, or direct an employee to do so, if the practitioner disclosed such interest to his patients. The disclosure must take the form of a sign posted in a conspicuous place in the practitioner's office. It must inform the patients of the beneficial interest and state that a list of alternative health care service providers could be found in the telephone directory, and
o all physicians who refer in the sites in New Jersey and also have a financial interest in those sites must have a sign posted as mandated by the law.

         Under the present "Stark Bill", a physician who has a financial relationship with an entity may not make a referral to the entity for the furnishing of clinical laboratory services for which payment is made under the Medicare or Medicaid programs. The Stark Bill, passed with an effective date of January 1, 1995, will expand the application of the Medicare ban on self-referrals after December 31, 1994.

         The Stark Bill also extends the self-referral ban to the following areas:

o    physical therapy services;
o    radiology services including MRI and CT Scans;
o    ultrasound services;

o    radiation therapy services;
o    furnishing durable medical equipment;
o    furnishing parenteral and enteral nutrition equipment and supplies, and
o furnishing out-patient prescription drugs, ambulance services, home infusion therapy services, occupational therapy services and in-patient and out-patient hospital services (including services furnished in a psychiatric or rehabilitation hospital).

         As of the date of this filing, Modern Medical has not experienced any material adverse effects of limited Medicare and Medicaid referrals.

         There are currently physician investor ownerships of two of the sites in which Modern Medical participates. The Stark Bill provides that a physician who has a financial relationship with an entity cannot make a referral to the entity for the furnishing of various radiology services including MRI and CT services. Under the provision of the Bill, those physicians who invest in Modern Medical's sites will not be allowed to make referrals of which Medicare and/or Medicaid payments are made.

          For the two sites that Modern Medical participates in, the Medicare/Medicaid percentage for physician investors for Union Imaging Associates is approximately 4.8% and Plainfield M.R.I. Associates is approximately 2%. The third site, Doctors Imaging Associates does not have physician investors who refer patients. Based upon the low utilization of Medicare/Medicaid volume of physician investors Modern Medical has no plans to restructure any of its physician investor sites. Any new sites that Modern Medical may develop in the future will have no referring physician investors.

Competition

         Modern Medical faces competition from various other companies ranging from small local companies to those operating on a regional or national scale, such as Medical Resources Inc., U.S. Diagnostic Labs, Inc. and Healthcare Integrated Services, Inc. Although these companies may be more experienced or have more financial resources at their disposal, Modern Medical competes in the marketplace on the basis of its performance in the industry, its reputation for the quality of its services and its expertise in tailoring the structure of its contractual arrangements and services to meet the specific needs of its customers. Modern Medical does this by meeting with the hospital or physician to discuss the specific needs of each site. Thereafter a determination can be made as to which services Modern Medical will perform at a particular site and whether the hospital or physician wants to be financially involved in the site.

         Modern Medical believes that few of its competitors provide Modern Medical's range of services from full service medical technology centers to more limited mobile and fixed site arrangements. Modern Medical maintains close working relationships with two major equipment manufacturers (Hitachi and General Electric). Representatives of these manufacturers introduce Modern Medical to various clients in an effort to arrange joint ventures between Modern Medical and physician groups or hospitals in an effort to sell their equipment to the joint venture.

         Modern Medical's imaging centers compete for patients with other hospitals and radiology groups in their area. These centers and hospital customers compete on the basis of efficiency and service.

Insurance

         Modern Medical carries general liability insurance with coverage of up to $1,000,000 per claim and a commercial umbrella policy of $10,000,000. Modern Medical believes that such coverage is adequate. Additionally, Modern Medical maintains insurance for the replacement of all leased equipment at each of its facilities.

Employees

         As of December 1, 1999, Modern Medical employed 37 persons on a full-time basis and 21 persons on a part time basis. The following table reflects the employees per facility:

                                                       TOTAL               FULL-TIME              PART-TIME
Modern Medical (Corporate)                             13                  12                     1
Marlton                                                10                  6                      4
Morristown                                             3                   2                      1
West Paterson                                          6                   2                      4
JOINT VENTURES
South Plainfield                                       3                   2                      1
Union                                                  19                  11                     8
Passaic                                                4                   2                      2
Total:                                                 58                  37                     21
                                                       ==                  ==                     ==

Lease agreements at our joint venture sites

         Modern Medical as managing joint-venturer has entered into an equipment lease/purchase agreement with DVI Financial, dated December 1, 1993 which provides for the lease/purchase of one Picker 1.OT mobile MRI unit in a Calumet Coach payable over a 60 month term with payments each of $36,350 which is being charged as an expense of Modern Medical. On June 15, 1998, Modern Medical refinanced the lease purchase of the Picker 1.OT mobile MRI unit, reducing its monthly rental payment to $13,407 per month for a period of thirty-six (36) months. Modern Medical is current in all its payments. This leased equipment is presently located at the Muhlenberg Regional Medical Center in Plainfield, New Jersey.

         Modern Medical, as managing joint-venturer, has entered into an equipment lease/purchase agreement with DVI Financial, dated December 1, 1993 which provides for the lease/purchase of MRI and CT equipment payable over a 60-month term with payments each at $44,331 which was charged as an expense of the business and was paid in full in 1998. The leased equipment is presently located in Union, New Jersey. Modern Medical financed an Open MRI in Union, New Jersey in 1996 which is payable over a 60 month term at $23,403 per month. Modern Medical is current in all of its payments.

         Modern Medical, as managing joint-venturer, has entered into an agreement with Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. under which it provides clerical, billing and marketing services to an MRI facility which Modern Medical developed and is located on the campus of Beth Israel Hospital. During the last quarter of 1998, Modern Medical refinanced its lease with DVI Financial Services for the equipment located at the Beth Israel MRI Center. Under the terms of the refinancing Modern Medical extended the lease/purchase with DVI for sixty months for the unpaid balance. The resulting refinance lowered the monthly payments from $38,245 to $21,159.

         During the last quarter of 1998, Modern Medical refinanced its lease with DVI Financial Services for the South Jersey Equipment Leasing Corporation site in Marlton, New Jersey. Under the terms of the refinancing, Modern Medical extended the lease/purchase with DVI for sixty months for the unpaid balance. The resulting refinance lowered the monthly payments from $35,092 to $23,271.

         Management refinanced its equipment as described above in order to take advantage of lower finance rates, which lowered Modern Medical's monthly expenses by approximately $42,000 and increased cash flow.

Properties

         Modern Medical leases 1,765 square feet located at 1719 Route 10, Suite 117, Parsippany, New Jersey, which is comprised of Modern Medical's executive offices. Modern Medical is party to a lease covering the facility that expires on February 28, 2004, and provides for monthly rental payments of $2,721.82. Modern Medical believes that its facilities are adequate for its current and future operations.

Legal proceedings

         Modern Medical is not a party to any material legal proceedings.

                                   MANAGEMENT

         The officers and directors of Modern Medical, and further information concerning them, are as follows:

Name                                        Age               Position
----                                        ---               --------
Roger Findlay                               51                Chairman of the Board of Directors and
                                                              President

Jan Goldberg                                48                Vice President, Principal Accounting Officer,
                                                              Treasurer and Director

Gregory Maccia                              45                Vice President, Secretary and Director

Fred Mancinelli                             56                Director

Carl Gedeon                                 48                Director

             Each of the above officers and directors shall hold office until the next annual meeting of Modern Medical's shareholders and until a successor is elected and qualified.

             ROGER FINDLAY is a co-founder and has been Chairman of the Board of Directors of Modern Medical since its inception in June 1990. In March 1999, Mr. Findlay was appointed President of Modern Medical. Since 1989, Mr. Findlay has also been co-founder of Technology Services, Inc., a software support company for medical offices and commercial accounts. Since 1986, he has also been founder and President of Northern New Jersey Medical Management, a general partner of a diagnostic imaging center. From 1986 to 1989, Mr. Findlay was President of Advacare, Inc., a practice management and physician billing company. He was co-founder and President of Effective Management Services, Inc., from 1984 to 1986, which provided facilities management and custom programming for hospitals, universities and physician groups. Mr. Findlay, from 1984 to 1986, was also co-founder and President of Medical Accounts Management Services, a software development company. From 1984 to 1986, Mr. Findlay was chief operating officer of NMR of America, Inc., a publicly traded company engaged in operating MRI sites. Mr. Findlay, from 1972 to 1986, was President and co-owner of Medical Billing Services, Inc.

             JAN GOLDBERG is a co-founder and was Secretary, Treasurer and Director of Modern Medical until November, 1992. Since November 1992, Mr. Goldberg has been the Vice President, Treasurer and Director of Modern Medical. From 1989 to 1990, Mr. Goldberg was founder and President of GPM, Inc., a physician billing organization with offices in Florida and New York. From 1987 to 1988, Mr. Goldberg was operations manager for Advacare, Inc., a practice management and physician billing company. From 1984 to 1987, Mr. Goldberg was manager of a multi-specialty radiology practice, BBS Billing, Inc. an east coast diagnostic physician group which had contracts with hospitals in New York as well as their own private offices and outpatient facilities. From 1974 to 1984, Mr. Goldberg held various positions with Blue Cross as well as with hospitals in the New York area. Mr. Goldberg was involved in setting up fee-for-service reimbursement systems and was involved in various aspects of hospital administration.

         GREGORY MACCIA is a co-founder of Modern Medical and was Vice President and Director until November, 1992. Since November 1992, Mr. Maccia has been the Vice President, Secretary and a Director of Modern Medical. Mr. Maccia has also been President of Technology Services, Inc., a software design and facilities management company for medical and commercial accounts since 1989.

From 1986- 1989, Mr. Maccia was Vice President of Advacare, Inc., a national practice management and physician billing company. Since 1986, Mr. Maccia has been co-founder of Northern New Jersey Medical Management, Inc. He was co-founder and Vice President of Medical Accounts Management Services, Inc.
(MAMS) from 1984 to 1986 which developed and sold physician, outpatient and clinical billing software systems. Mr. Maccia, from 1984 to 1986, was co-founder and Vice President of Effective Management Services, Inc. (EMS), which provided custom programming and facilities management with contracts to hospitals and universities in the tri-state area as well as collection agencies and non-medical entities. From 1977 to 1984, Mr. Maccia owned and managed his own consulting company.

         FRED J. MANCINELLI was appointed to the Board of Directors of Modern Medical Modalities on March 3, 1998. Since 1988 Mr. Mancinelli has been President of CBS Business Forms and Printing, Inc., a privately owned marketing, printing and forms corporation located in Cedar Knolls, New Jersey. From 1971 to 1988, Mr. Mancinelli was Vice President of Sales for New Jersey for Computer Business Supplies, Inc. He purchased the New Jersey Branch office in 1988 and has concentrated on meeting the total business forms and printing requirements of over 350 customers. He is responsible for the administrative management, marketing, cash flow analysis and sales for Modern Medical. From 1962 to 1971, he was employed by Autographic Business Forms, serving as Communications Manager from 1962-1964, salesman from 1964-1968 and the New Jersey regional sales manager from 1968-1971.

         CARL GEDEON was appointed to the Board of Directors on March 3, 1998. Mr. Gedeon has over twenty years of experience in the medical support business, concentrating on sales with an emphasis on unique design, financing and problem solving for diagnostic imaging centers. Currently Mr. Gedeon is founder and president of MedSpace, Inc., a company that specializes in the design and manufacture of state of the art building systems utilized to house diagnostic imaging equipment. Previously, Mr. Gedeon was vice president of sales and business development for Diamond Engineered Space, Inc., a major modular office company specializing in medical systems throughout the United States, from June 1980 through July 1993.

Executive Compensation

          The following table sets forth all cash compensation for services rendered in all capacities to Modern Medical, for the year ended December 31, 1998 (referred to as "1998" in this table), the year ended December 31, 1997 (referred to as "1997" in this table) and the year ended December 31, 1996 (referred to as "1996" in this table) paid to Modern Medical's Chief Executive Officer. There were no other executive officer's or other persons whose compensation at the end of the above 1998, 1997 and 1996 years whose total compensation exceeded $100,000 per annum. Roger Findlay was appointed President of Modern Medical in March 1999. Dominic Gugliemi served as Modern Medical's President from August 1998 to March 1999.

                           Summary Compensation Table

                                                                     Restricted                    All Other
Name and Principal                                                      Stock                      Compen-
Position                   Year             Salary            Bonus    Awards     Options/SARs     sation(1)
--------                   ----             ------            -----    ------     ------------     ---------
Roger Findlay              1998             $118,215            -0-      -0-          -0-           $5,550
Chairman and CEO           1997             $ 38,462            -0-      -0-          -0-           $6,480
                           1996             $111,538            -0-      -0-          -0-           $5,916

Dominic Gugliemi           1998             $ 20,959            -0-      -0-          -0-           $1,500
  President                1997             $ 48,769            -0-      -0-          -0-           $2,700
                           1996                  -0-            -0-      -0-          -0-              -0-

------------
(1) Includes the cost of the use of automobiles leased by Modern Medical, the cost of benefits, including premiums for life insurance and any other personal benefits provided by Modern Medical to such persons in connection with Modern Medical's business and directors fees.

Employment Agreements

         In June 1997, Modern Medical entered into a five-year employment agreement with Roger Findlay which expires in June 2002. Pursuant to the agreement Mr. Findlay receives an annual salary of $120,000 along with a monthly car allowance of $350. The agreement does not contain a non-competition agreement.

         In June 1997, Modern Medical entered into a five-year employment agreement with Jan Goldberg which expires in June 2002. Pursuant to the agreement Mr. Goldberg receives an annual salary of $95,000 along with a monthly car allowance of $350. The agreement does not contain a non-competition agreement.

         In June 1997, Modern Medical entered into a five-year employment agreement with Gregory Maccia which expires In June 2002. Pursuant to the agreement Mr. Maccia receives an annual salary of $95,000 along with a monthly car allowance of $350. The agreement does not contain a non-competition agreement.

Stock Option Plan

         In July 1999, the board of directors and shareholders adopted the 1999 stock option plan. The plan will be administered by the compensation committee or our board of directors, who will determine among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock issuable upon the exercise of the options and the option exercise price. The options may be granted as either or both of the following: (a) incentive stock options, or (b) non-qualified stock options. 500,000 shares may be issued under this plan. To date, 300,000 options have been granted under the plan.

         In connection with the plan, the exercise price of each incentive stock option may not be less than 100% of the fair market value of our common stock on the date of grant or 110% of fair market value in the case of an employee holding 10% or more of our outstanding common stock. The aggregate fair market value of shares of common stock for which incentive stock options granted to any employee are exercisable for the first time by such employee during any calendar year, pursuant to all of our, or any related corporation's, stock option plan, may not exceed $100,000. Non-qualified stock options may be granted at a price determined by our compensation committee, but not at less than 85% of the fair market value of our common stock. Stock options granted pursuant to our stock option plan will expire not more than ten years from the date of grant.

         The plan is effective for a period of ten years, expiring in 2009. Options may be granted to officers, directors, consultants, key employees, advisors and similar parties who provide their skills and expertise to us. The plan is designed to enable our management to attract and retain qualified and competent directors, employees, consultants and independent contractors. Options granted under the plan may be exercised for up to ten years, and shall be at an exercise price all as determined by our board. Options are non-transferable except by the laws of descent and distribution or a change in control of us, as defined in the plan, and are exercisable only by the participant during his or her lifetime. Change in control includes (a) the sale of substantially all of the assets of us and merger or consolidation with another company, or (b) a majority of the board changes other than by election by the stockholders pursuant to board solicitation or by vacancies filled by the board caused by death or resignation of such person.

         If a participant ceases affiliation with us by reason of death, permanent disability or retirement at or after age 70, the option remains exercisable for one year from such occurrence but not beyond the option's expiration date. Other types of termination allow the participant three months to exercise, except for termination for cause which results in immediate termination of the option.

         Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under the plan.

         The plan may be terminated or amended at any time by our board of directors, except that the number of shares of common stock reserved for issuance upon the exercise of options granted under the plan may not be increased without the consent of our stockholders.

                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information as of December 30, 1999 with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of common stock of Modern Medical, each officer and director of Modern Medical and all officers and directors as a group. The table does not include securities exercisable into common stock that have not yet vested or are not exercisable within 60 days of the date hereof. Unless otherwise indicated, the address of each such person or entity is 1719 Route 10, Suite 117, Parsippany, New Jersey 07054.

Name and Address                            Number of Shares                      Percentage of
Of Beneficial Owner                         Beneficially Owned(1)                 Common Stock
-------------------                         ---------------------                 --------------
Roger Findlay(2)                                 188,048                              7.2%

Jan Goldberg(3)                                  138,046                              5.4%

Gregory Maccia(4)                                138,046                              5.4%

Fred Mancinelli(5)                                20,000                                *

Carl Gideon(6)                                    20,000                                *

All officers and directors                       504,140                             18.0%
as a group (5 persons)(2)-(6)

* Less than one percent

-------------

(1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(2) Includes: (i) 68,048 shares of common stock; and (ii) options to purchase 120,000 shares which are currently exercisable.

(3) Includes: (i) 68,046 shares of common stock; and (ii) options to purchase 70,000 shares which are currently exercisable.

(4) Includes: (i) 68,046 shares of common stock; and (ii) options to purchase 70,000 shares which are currently exercisable.

(5) Includes options to purchase 20,000 shares of common stock of all which are currently exercisable.

(6) Includes options to purchase 20,000 shares of common stock all of which are currently exercisable.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         Modern Medical believes that the transactions set forth below were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. All future transactions, including any loans between Modern Medical and any of its officers, directors, principal stockholders and their affiliates will be approved by a majority of Modern Medical's board of directors and will continue to be on terms no less favorable to Modern Medical than could be obtained from unaffiliated third parties.

         Doctors Imaging Associates, a joint venture whose financial statements are consolidated with those of Modern Medical has received net non-interest bearing advances from Doctors Imaging Associates, Inc., a joint venture, totaling $225,717 and $240,751 at December 31, 1995 and December 31, 1994, respectively. Doctors Imaging Associates, Inc. is obligated to advance up to $250,000 from time to time for working capital as Modern Medical deems necessary. These advances are to be repaid prior to any distribution of profits to the joint venturers.

         On May 7, 1998, Modern Medical entered into an agreement to sell 97.2% of its 72% ownership of Open MRI of Morristown, Joint Venture (Open MRI) for $300,000. The terms required $100,000 payable at signing, and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998, all of which were made. Modern Medical retained the option to repurchase from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation, which is owned by Alice Findlay, the wife of Roger Findlay, Modern Medical's President, the interest sold upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.

         On August 20, 1998, Modern Medical, ADS Investment Corp. and Oak Knoll Management Corporation modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of Open MRI. The loan is due and payable on September 30, 1998. The agreement also required the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of Modern Medical be replaced by September 30, 1998 as a condition of satisfactory settlement of the loan, which was completed. For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI will remain the property of the lending parties.

         On September 30, 1998, Modern Medical effectively sold all but 2% of its 72% interest in Open MRI for $300,000 and the purchaser's agreement to provide Modern Medical's creditor, DVI Business Credit, personal guaranties of the principals of purchaser in an amount not to exceed $150,000. Modern Medical recorded a gain on this transaction in the amount of $30,171. Modern Medical has retained a 2% ownership interest in Open MRI.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of Modern Medical consists of 15,000,000 shares of Common Stock, $.0002 par value per share. As of the date hereof, Modern Medical has 2,506471 shares of Common Stock outstanding. All outstanding shares of capital stock of Modern Medical are fully paid and non-assessable.

Common Stock

         The holders of Common Stock: (i) have equal rights to dividends from funds legally available therefore, when and if declared by the Board of Directors of Modern Medical; (ii) are entitled to share ratably in all of the assets of Modern Medical available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of Modern Medical; and (iii) do not have preemptive, subscriptive or conversion rights, or redemption or sinking fund provisions applicable thereto.

Redeemable Common Stock Purchase Warrants

         In September 1999, the Class A and Class B Warrants were amended as follows:

         Class A Common Stock Purchase Warrants

         For every two Class A Warrants held by a registered holder, such holder is entitled to purchase one share of Common Stock at a price of $4.00 per share, subject to adjustment, at anytime until 5:00 p.m. New York time, on February 5, 2001, unless previously redeemed. Modern Medical may redeem all of the Class A Warrants at a price of $.05 per Class A Warrant on 30 days prior written notice, provided the average closing bid price of the Common Stock equals or exceeds $5.00 per share of Common Stock, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

         Class B Common Stock Purchase Warrants

         For every two Class B Warrants held by a registered holder, such holder is entitled to purchase one share of Common Stock at a price of $4.00 per share, subject to adjustment, at anytime until 5:00 p.m. New York time, on February 5, 2001, unless previously redeemed. Modern Medical may redeem all of the Class B Warrants at a price of $.05 per Class A Warrant on 30 days prior written notice, provided the average closing bid price of the Common Stock equals or exceeds $5.00 per share of Common Stock, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption.

         Warrantholders are not entitled, by virtue of being Warrantholders, to receive dividends or to vote at or receive notice of any meeting of stockholders or to exercise any other rights whatsoever as stockholders of Modern Medical.

         The exercise price of the Class A and Class B Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment in certain events, including stock splits or combinations, stock dividends, or through a recapitalization resulting from a stock split or combination. The remaining shares of common stock still subject to the Class A and Class B Warrants and the respective purchase price thereof will be appropriately adjusted by Modern Medical.

         The board of directors of Modern Medical may, in its discretion, may amend the terms of the Cass A and Class B Warrants to, among other things, reduce the exercise price; provided, however, that no amendment adversely affecting the rights of the holders of either the Class A or Class B Warrants may be made without the approval of the holders of not less than a majority of the Class A or Class B Warrants then outstanding.

         In order to receive one share of Modern Medical's common stock a warrantholder must surrender either two Class A or two Class B Warrants, accompanied by payment of the aggregate exercise price of the redeemable warrants to be exercised, which payment may be made, at the warrantholder's election, in cash or by delivery of a cashier's or certified check or any combination of the foregoing. A current prospectus must be in effect in order for holders of either the Class A or Class B Warrants to exercise their warrants.

         Upon receipt of duly executed redeemable warrants and payment of the exercise price, Modern Medical shall issue and cause to be delivered to warrantholders, certificates representing the number of shares of common stock so purchased.

         Modern Medical has authorized and will reserve for issuance a number of shares of common stock sufficient to provide for the exercise of all redeemable warrants.

Warrants

         In October 1999, Modern Medical issued 2,500,000 warrants to purchase shares of common stock at an exercise price of $2.0625, subject to adjustment, in connection with the issuance of its $500,000 convertible note. The warrantholders are entitled to purchase the shares at anytime for a period of three years expiring on October 18, 2002.

10% Convertible Note

         In October 1999, Modern Medical issued an aggregate of $500,000 principal amount of it's 10% convertible note to two investors which are due on October 18, 2000. The note is convertible at anytime while any portion of it is outstanding into shares of Modern Medical common stock at the lower of: (a) 72.5% of the lowest closing bid price of Modern Medical common stock for the thirty (30) trading days immediately preceding the date of conversion, or (b) $2.0625. Modern Medical has the right, subject to conditions, to require the purchasers of the $500,000 note to purchase up to an additional $2,000,000 principal amount of convertible notes on the same terms and conditions as the $500,000 note.

Transfer Agent and Registrar

         The transfer agent and registrar for the common stock, Class A and Class B Warrants is North American Transfer Company, Freeport, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

         No assurance can be given as to the effect, if any, that future sales of common stock will have on the market price of the common stock. Of our shares of common stock currently outstanding, assuming no exercise of warrants or conversion of convertible notes into shares of our common stock, 815,334 are "restricted securities" as the term is defined in Rule 144 under the Securities Act of 1933, as amended, and under certain circumstances may be sold without registration pursuant to that rule, although 611,194 of such shares are being registered herein. Subject to the compliance with the notice and manner of sale requirements of Rule 144 and provided that we are current in our reporting obligations under the Securities Exchange Act of 1934, a person who beneficially owns restricted shares of stock for a period of at least one year is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of common stock, or if the common stock is quoted on the Nasdaq System, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of the required notice of sale on the Form 144, with the United States Securities and Exchange Commission. As of the date of this prospectus, 204,140 shares of common stock, held by beneficial owners, are eligible for sale pursuant to Rule 144. We are unable to predict the effect that the sales made under Rule 144 otherwise may have on the market price of the common stock prevailing at the time of any such sales. Nevertheless, sales of substantial amounts of the restricted shares of common stock in the public market could adversely effect the then prevailing market for our common stock and could impair our ability to raise capital through the sale of our equity securities.

                            SELLING SECURITY HOLDERS

         The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling security holders and as adjusted to give effect to the sale of the shares offered in this prospectus.


                           Position, office
                            or affiliation                                                       Percentage of
                             with Modern              Beneficial                                  Common Stock
                            Medical during           Ownership of            Shares of            Beneficially
     Name of Selling           the past              Common Stock          Common Stock           Owned After
     Security Holder         three years            Prior to Sale           to be Sold          the Offering(1)
     ---------------         -----------            -------------           ----------          ---------------

Theodore S. Eisenman          None                      5,254                 5,254                  0.0%
William Eric and              None                     15,762                15,762                  0.0%
Valerie Mary Sponsel
Jagir S. Judge                None                     14,711                14,711                  0.0%
Gary A. Vierling              None                     10,508                10,508                  0.0%
Joe W. Brown III              None                     15,762                15,762                  0.0%
Jack R. Eaton                 None                      5,254                 5,254                  0.0%
Dennis G. and Cathy           None                      5,254                 5,254                  0.0%
M. Louie
Stanley J. Kazwell            None                      2,627                 2,627                  0.0%
James G. Punches              None                      5,254                 5,254                  0.0%
Thom B. Galusky               None                      5,254                 5,254                  0.0%
H.T. Ardinger                 None                     63,054                63,054                  0.0%
Royal Hutton                  None                     25,000                25,000                  0.0%
Securities Corporation
Richard Serber                Financial                20,000                20,000                  0.0%
                              Consultant
A-Z Oil L.L.C.                None                     90,000                90,000                  0.0%
David Michael, L.L.C.         None                     45,000                45,000                  0.0%
Alexander Senkovski,          None                     45,000                45,000                  0.0%
L.L.C.
Sephlin Beatong               None                     26,450                26,450                  0.0%



                           Position, office
                            or affiliation                                                       Percentage of
                             with Modern              Beneficial                                  Common Stock
                            Medical during           Ownership of            Shares of            Beneficially
   Name of Selling             the past              Common Stock          Common Stock           Owned After
   Security Holder            three years           Prior to Sale           to be Sold          the Offering(1)
   ---------------            -----------           -------------           ----------          ---------------
Hudson Consulting             None                        3,550                 3,550                  0.0%
Group, Inc.
Saundra McFadden              None                        3,000                 3,000                  0.0%
Hudson Consulting             None                       90,000                90,000                  0.0%
  Group, Inc.
East West Trading             None                       27,000                27,000                  0.0%
  Corporation, Ltd.
Barry Ellen                   Former                     12,500                12,500                  0.0%
                              Employee
Jody R. Samuels               Legal Counsel              15,000                15,000                  0.0%
Austin Anstalt                None                    1,761,925             1,761,925                  0.0%
Balzers(2)(3)
Esquire Trade &               None                    1,761,925             1,761,925                  0.0%
Finance, Inc.(2)(3)
J. Hayut(3)                   None                      225,000               225,000                  0.0%
Libra Finance                 None                    1,550,000             1,550,000                  0.0%
S.A.(2)(3)
Hyett Capital Ltd.(3)         None                       25,000                25,000                  0.0%

-----------------

(1)  Assumes all of the shares of common stock offered are sold.

(2) The number of shares of common stock shown as beneficially owned and offered by the selling security holders represents the number of shares which we have initially agreed to register. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock offered by the selling security holders hereby and included in the registration statement of which this prospectus is a part also includes an indeterminate number of additional shares as may be issued on conversion of the currently outstanding $500,000 convertible note and potentially outstanding $2,000,000 convertible note and in payment of interest thereon pursuant to the provisions of the note regarding determination of the applicable conversion price. Accordingly, the actual number of shares of common stock issued or issuable upon the conversion of the note(s) and the payment of interest thereon is subject to adjustment depending upon factors which cannot be predicted by us at this time, including, among others, the future market prices of the common stock and the payment of interest on the note(s) in additional shares of common stock. Pursuant to the terms of the note(s), the note(s) are convertible by each holder thereof and interest is payable in common stock only to the extent that the number of shares of common stock then beneficially owned by such holder and its related persons (not including shares underlying unconverted portions of the note(s) or unexercised warrants) would not exceed 4.9% of the then outstanding shares of common stock as determined in accordance with Section 13 (d) and 16 of the Exchange Act. Accordingly, the number of shares of common stock set forth for the selling security holder may exceed the actual number of shares of common stock that the selling security holder could own beneficially at any given time through its ownership of the note(s) and the warrants. The above numbers assume that the selling security holders will exercise all of the outstanding warrants held by them.

(3) Assumes the purchase of an additional $2,000,000 of Modern Medical's 10% convertible notes.

           In recognition of the fact that the selling security holders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling security holders to file with the United States Securities and Exchange Commission, under the Securities Act of 1933, as amended, a registration statement on Form SB-2, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling security holders.


                              PLAN OF DISTRIBUTION

           The shares of common stock offered hereby by the selling security holders may be sold from time to time by the selling security holders, or by pledgees, donees, transferees and other successors in interest. Such pledgees, donees, transferees and other successors in interest will be deemed "selling security holders" for the purposes of this prospectus. Such sales may be made:

           o on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or
           o   in privately negotiated transactions.

           The shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling security holders and purchasers. In addition, the selling security holder may, from time to time, sell short the common stock, and in such instances, this prospectus may be delivered in connection with such short sale and the shares of common stock offered hereby may be used to cover such short sale.

           Transactions involving brokers or dealers may include, without limitation, the following:

           o   ordinary brokerage transactions,
           o   transactions in which the broker or dealer solicits purchasers,
           o block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
           o purchases by a broker or dealer as a principal and resale by such broker or dealer for its account.

           In effecting sales, brokers and dealers engaged by the selling security holders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. Such brokers or dealers may receive discounts, concessions or commissions from the selling security holders and/or the purchasers of the shares of common stock for whom such broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

           We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling security holders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

           Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

           Certain legal matters in connection with the offering, including the validity of the issuance of the shares of common stock offered hereby, will be passed upon for Modern Medical by Gersten, Savage & Kaplowitz, LLP, New York, New York.

                                     EXPERTS

           The financial statements appearing in this prospectus and registration statement have been audited by Vincent J. Batyr & Co., as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

           We are subject to the information requirements of the Exchange Act of 1934, and, in accordance therewith will have been filing reports, proxy statements and other information with the United States Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the United States Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the United States Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the United States Securities and Exchange Commission's web site (http://www.sec.gov). Further information on public reference rooms available at the United States Securities and Exchange Commission is available by contacting the United States Securities and Exchange Commission at 1-(800) SEC-0330. The Nasdaq Stock Market maintains a web site at (http://www.nasdaq.com) whereby information regarding Modern Medical may be obtained.

                         INDEX TO FINANCIAL STATEMENTS


Consolidated Balance Sheets - September 30, 1999 and
  December 31, 1998.........................................................F-1
Consolidated Income Statements For the Three and Nine Months
  ended September 30, 1999 and 1998.........................................F-3
Statements of Cash Flows For the Nine Months Ended September 30,
  1999 and 1998.............................................................F-4
Notes to Interim Financial Statements.......................................F-5

Independent Auditors Report................................................F-11

Consolidated Balance Sheets - December 31, 1998 and December
  31, 1997.................................................................F-12
Consolidated Statements of Operations For the Years ended
  December 31, 1998, 1997 and 1996.........................................F-14
Statements of Cash Flows For the Years Ended December 31,
  1998, 1997 and 1996......................................................F-15
Consolidated Statements of Stockholders Equity for the Years ended
  December 31, 1998, 1997 and 1996.........................................F-16
Notes to Interim Financial Statements......................................F-17

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                      September 30,          December 31,
                                                                                          1999                   1998
                                                                                      -------------          ------------
                                                                                       (Unaudited)
                                           ASSETS

Current assets:
      Cash and cash equivalents                                                       $    140,472           $     56,313
      Restricted cash for line of credit repayment                                         600,000                600,000
      Accounts receivable (less contractual allowances of
             $ 2,346,619 and $ 2,447,579, respectively)                                  2,579,989              2,816,356
      Account receivable - joint venture                                                     3,869                585,607
      Current portion of note receivable
             from affiliate                                                                113,889                141,667
      Current portion of note receivable                                                    46,590                 46,590
      Loan receivable - affiliates                                                         128,750                128,750
      Due from officers                                                                    153,868                126,368
      Due from affiliates                                                                   55,877                 77,600
      Other receivables                                                                     85,112                 82,014
      Prepaid expenses                                                                           -                 11,023
                                                                                      -------------          ------------
             Total current assets                                                        3,908,416              4,672,288
                                                                                      -------------          ------------

Other assets:
      Furniture, fixtures, equipment and leasehold improvements
             (net of accumulated depreciation and amortization
             of $4,832,350 and $ 5,742,206, respectively)                                5,181,526              6,703,426
      Note receivable, net of current portion                                              113,736                113,736
      Organization costs (net of accumulated amortization
             of $ 31,665 and $ 25,901, respectively)                                        64,822                 71,797
      Investment in joint venture                                                          337,020                290,998
      Deposits                                                                              25,530                 40,446
      Deferred tax asset                                                                   460,352                484,718
      Other long term assets                                                                     -                  6,381
                                                                                      -------------          ------------
             Total other assets                                                          6,182,986              7,711,502
                                                                                      -------------          ------------
                                                                                      $ 10,091,402           $ 12,383,790
                                                                                      -------------          ------------


                    See Notes to Interim Financial Statements

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)

                                                                                September 30,         December 31,
                                                                                    1999                  1998
                                                                                -------------         ------------
                                                                                 (Unaudited)
             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Line of credit                                                            $    595,552          $    595,552
      Accounts payable                                                             1,394,443             1,892,755
      Accrued expenses                                                               357,245             1,029,677
      Loan payable - joint venturer                                                   71,942                71,942
      Loans payable - affiliates                                                           -               202,000
      Current portion of long term debt                                            2,233,261             2,789,678
      Due to affiliate                                                               271,271                49,466
      Due to related party                                                             4,389                 4,389
                                                                                -------------         ------------
             Total current liabilities                                             4,928,103             6,635,459
                                                                                -------------         ------------

Other liabilites:
      Long-term debt, net of current portion                                       2,531,338             3,034,863
      Due to joint venturer                                                                -               218,717
                                                                                -------------         ------------
             Total other liabilities                                               2,531,338             3,253,580
                                                                                -------------         ------------

             Total liabilities                                                     7,459,441             9,889,039
                                                                                -------------         ------------

Minority interest                                                                    185,019               187,489


Stockholders' equity:
      Common stock, $0.0002 par value,
             Authorized - 2,500,000 shares
             Issued and outstanding - 2,426,473 shares                                   485                   317
      Additional paid-in capital                                                   4,071,131             3,866,389
      Retained earnings (deficit)                                                 (1,624,674)           (1,559,444)
                                                                                -------------         ------------
             Total stockholders' equity                                            2,446,942             2,307,262
                                                                                -------------         ------------
                                                                                $ 10,091,402          $ 12,383,790
                                                                                -------------         ------------


                   See Notes to Interim Financial Statements

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENTS
                                   (Unaudited)

                                                         For the Nine Months Ended               For the Three Months Ended
                                                       -------------------------------        ---------------------------------
                                                       September 30,     September 30,        September 30,       September 30,
                                                           1999              1998                 1999                1998
                                                       -------------     -------------        -------------       -------------
Operating income:
    Net revenue from services                          $ 3,122,427        $ 5,220,960         $ 1,190,394         $ 1,201,081
    Cost of services provided                            1,493,875          2,691,300             948,050             883,550
                                                       -----------        -----------         -----------         -----------
Total operating income                                   1,628,552          2,529,660             242,344             317,531
                                                       -----------        -----------         -----------         -----------

Operating expenses:
    Selling, general and administrative                    598,214          2,875,543             (33,521)            909,530
    Bad debts                                                    -             23,750                   -               5,246
    Depreciation and amortization                          824,951          1,206,544             266,270             323,251
                                                       -----------        -----------         -----------         -----------
Total operating expenses                                 1,423,165          6,797,137             232,749           2,121,577
                                                       -----------        -----------         -----------         -----------
Income (loss) from operations                              205,387         (1,576,177)              9,595            (920,496)
                                                       -----------        -----------         -----------         -----------

Other income (expenses):
    Interest income                                         28,392             47,020               9,257               6,903
    Interest expense                                      (472,518)          (818,256)           (151,374)           (195,005)
    Miscellaneous income                                         -             64,953                   -             (13,547)
    Income from joint ventures                              95,405            190,872              19,749              26,035
    Gain (loss) on sale of subsidiary                      100,000           (742,619)                  -                   -
    Gain on sale of subsidiary                                   -             30,171                   -              30,171
    Loss on disposal of subsidiary                               -           (168,064)                  -                   -
    Restructuring of note receivable                             -           (747,650)                  -                   -
                                                       -----------        -----------         -----------         -----------
Total other income (expense)                              (248,721)        (2,143,573)           (122,368)           (145,443)
                                                       -----------        -----------         -----------         -----------

Income (loss) before income taxes
    and minority interest                                  (43,334)        (3,719,750)           (112,773)         (1,065,939)

Provision for income taxes                                  24,366         (2,333,480)             10,024            (427,661)
                                                       -----------        -----------         -----------         -----------

Income before minority interest                            (67,700)        (2,112,328)           (122,797)           (638,278)

Minority interest                                            2,470            172,843              (9,718)            233,772
                                                       -----------        -----------         -----------         -----------
Net income (loss)                                      $   (65,230)        (1,939,485)        $  (132,515)        $  (404,506)
                                                       ===========        ===========         ===========         ===========

Basic earnings per share
    Net income (loss)                                  $     (0.03)       $     (0.61)        $     (0.07)        $     (0.13)
                                                       ===========        ===========         ===========         ===========
Number of weighted shares outstanding:
    Basic                                                1,980,888          3,168,292           1,818,560           3,168,292
                                                       -----------        -----------         -----------         -----------

                   See Notes to Interim Financial Statements

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                           For the Nine Months Ended
                                                                                 September 30,
                                                                          ----------------------------
                                                                             1999            1998
                                                                          ----------     ------------
Cash flows from operating activities
     Net income (loss)                                                    $ (65,230)     $ (1,939,485)
                                                                          ---------      ------------
     Adjustments to reconcile net income to net cash
     provided by operating activities:
         Depreciation and amortization                                      824,951         1,206,544
         Contractual allowances                                             100,960           221,927
         Bad debts                                                                -            23,750
         Income from an unconsolidated joint venture                        (95,405)         (190,872)
         Minority interest                                                   (2,470)         (172,843)
         Deferred income taxes                                               24,366        (1,607,422)
          Loss on sale of subsidiary                                       (100,000)          742,619
          Loss on disposal of subsidiary                                          -           168,064
          (Gain) on disposal of subsidiary                                        -           (30,171)
          Restructuring of note receivable                                        -           747,650
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
         Accounts receivable                                                337,327         2,008,472
         Accounts receivable - joint venturer                               581,738          (241,238)
         Other receivable                                                    (3,098)           47,554
         Due from affiliate                                                  21,723           (77,600)
         Due from officers                                                  (27,500)           94,343
         Prepaid expenses                                                    11,023            29,850
         Deposits                                                            14,916           104,084
         Other assets                                                         6,381                 -
         Due to affiliate                                                   221,805             9,209
         Accounts payable                                                  (498,312)          472,853
         Accrued expenses                                                  (672,432)          176,015
         Advances from joint ventures                                      (218,717)                -
                                                                          ---------      ------------
     Total adjustments                                                      527,256         3,732,788
                                                                          ---------      ------------
Net cash provided (used) by operating activities                            462,026         1,793,303
                                                                          ---------      ------------
Cash flow from investing activities:
         Fixed asset acquisitions                                          (142,325)         (300,955)
         Fixed assed dispositions                                           848,562         1,207,496
         Proceeds from loan receivable - affiliate                                -            (7,500)
         Proceeds from note receivable                                       27,778            72,222
         Organization costs                                                   1,211                 -
         Investment in joint venture                                        (46,022)          (93,394)
         Decrease in minority interest                                            -           (98,969)
                                                                          ---------      ------------
Net cash provided (used) by investing activities                            689,204           778,900
Cash flow from financing activities:
         Reduction of goodwill                                                    -         1,419,213
         Proceeds from issuance of long-term debt                            86,460                 -
         Issuance of capital stock                                          204,910                 -
         Disposal of long term debt                                        (443,417)       (3,746,095)
         Loans payable - affiliates                                        (202,000)                -
         Principal payments on long-term debt                              (713,024)         (856,602)
                                                                          ---------      ------------
Net cash provided (used) by financing activities                         (1,067,071)       (3,183,484)
                                                                          ---------      ------------
Net increase in cash and equivalents                                         84,159          (611,281)
Cash and equivalents, begining of year                                      656,313           719,217
                                                                          ---------      ------------
Cash and equivalents, end of year                                         $ 740,472      $    107,936
                                                                          ---------      ------------

                   See Notes to Interim Financial Statements

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                               September 30, 1999
                                   (Unaudited)


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION.

                  Modern Medical Modalities Corporation (the "Company") was incorporated in the State of New Jersey on December 6, 1989. The Company provides high technology medical equipment and management services to hospitals and physicians.

         The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, Medical Marketing and Management, Inc., Somerset Imaging Corporation, South Plainfield Imaging, Inc., Medi-Corp., USA, South Jersey Medical Equipment Leasing Corp., Amherst Medical Equipment Leasing Corp., Open MRI of Morristown, Inc., West Paterson Medical Equipment Leasing Corp., Ohio Medical Equipment Leasing Corporation, its majority owned subsidiaries, and Metairie Medical Equipment Leasing Corp., a 100% owned subsidiary which was incorporated in June 1997, and its majority owned joint ventures, Plainfield MRI Associates, Joint Venture, MRI Imaging Center at PBI, and Open MRI & Imaging Center of Metairie, LLC. The Company has an 84%, 75%, and 85% interest, respectively, in the joint ventures and by contract manages the joint ventures, in which it is the managing joint venturer and it has unilateral control. Investments in unconsolidated joint ventures, Union Imaging Associates, Joint Venture, and Open MRI of Morristown, Joint Venture, in which the Company has a 10% and 2%, interest, respectively, and significant influence, are accounted for under the equity method. All significant intercompany transactions and accounts have been eliminated in the consolidation.

                  The accompanying unaudited consolidated financial statements and footnotes have been condensed and, therefore, do not contain all required disclosures. Reference should be made to the Company's annual financial statement filed on Form 10-K for the year ended December 31, 1998.

                  The financial statements for the nine month period ended September 30, 1999 and 1998 have not been audited. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments and accruals, consisting only of normal recurring adjustments and accruals, necessary to present fairly the financial position of the Company as at September 30, 1999 and the results of its operations for the nine month periods ended September 30, 1999 and 1998 and statements of cash flows for the nine month periods ended September 30, 1999 and 1998. The results for the nine month periods ended September 30, 1999 and 1998 are not necessarily indicative of the results to be expected for the full year.

                  The accounting policies followed by the Company are set forth in Note 1 to the Company's financial statements included in its Annual Financial Statement filed on form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. Specific reference is made to this report for a description of the Company's securities and the notes to financial statements included therein.

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                               September 30, 1999
                                   (Unaudited)


NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION (Continued)

                  The carrying amounts of cash, accounts receivable, short-term notes receivable, accounts payable, and short-term debt approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. It was not practical to estimate the fair value of long-term notes receivable and long-term debt because quoted market prices do not exist and an estimate could not be made through other means without incurring excessive costs.

                  Certain items in the 1998 financial statements have been reclassified to conform with the 1999 presentation. These reclassifications had no effect on the financial position, net income or stockholders' equity for the periods presented.

                  It has been the Company's policy to capitalize one-time, incremental out-of-pocket expenses incurred during the start-up phase of major internal projects and amortize them over future periods. During 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP)98-5, Reporting on the Costs of Start-up Activities. This SOP requires that companies expense all star-up costs as incurred. The Company will adopt the SOP in the fourth quarter of 1999 and its impact will not be material to the consolidated financial statements.

NOTE 2 - EARNINGS (LOSS) PER SHARE.

                  Basic per share data has been computed based on the weighted average number of shares of common stock outstanding.

NOTE 3 - DISPOSAL OF SUBSIDIARY.

                  In January 1999, the Company sold its 50% interest in Doctors Imaging Associates, Joint Venture for $100,000. As a result of this disposition, the Company recorded a gain on sale of subsidiary in the amount of $100,000.

NOTE 4 - PROPERTY AND EQUIPMENT, NET.

                  Property and equipment, net, consisted of the following:


                                             September 30,         December 31,
                                                  1999                 1998
                                             -------------         ------------
                                              (unaudited)

Medical equipment                             $ 9,152,125           $11,459,664
Buildings                                         310,860               310,860
Furniture and fixtures                             65,830                65,830
Automobiles                                        51,017                22,860
Leasehold improvements                            434,044               586,418
                                              -----------           -----------
                                               10,013,877            12,445,632

Less:  Accumulated depreciation
and amortization                                4,832,350             5,742,206
                                              -----------           -----------

                                              $ 5,181,526           $ 6,703,426
                                              ===========           ===========

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                               September 30, 1999
                                   (Unaudited)


NOTE 5 - INVESTMENT IN AN UNCONSOLIDATED JOINT VENTURE.

                  Summarized (unaudited) financial information of the unconsolidated joint venture, Union Imaging Associates, Joint Venture, in which the Company has a 10% minority interest, is as follows:


                           Total         Long-term       Total          Total
                           Assets           Debt      Liabilities      Capital

September 30, 1999       4,905,176       1,517,090     2,036,808      2,868,368
December 31, 1998        4,485,673       1,271,846     1,741,863      2,743,810


                                                                      (10%)
                                       Gross           Net          Allocation
                                     Revenues        Income         Of Income
                                   -----------     ---------        ----------
For the nine months ended
   September 30, 1999               3,611,483        859,913          85,991
For the year ended
   December 31, 1998                4,141,948      1,492,754         149,275


NOTE 6 - LINE OF CREDIT.

              In April 1995, the Company secured a line of credit with Summit Bank of New Jersey for $600,000 at the bank's prime rate for commercial borrowers. As of September 30, 1999 the amount of the liability under the line of credit was $595,552. The Line of credit is secured by a certificate of deposit in the amount of $600,000.

NOTE 7 - LONG-TERM DEBT.

                  Long-term debt consists of the following:

                                               September 30,      December 31,
                                                    1999              1998
                                               -------------      ------------
                                                (unaudited)
Capitalized lease obligations                    $3,830,157        $ 4,758,726
Accounts receivable financing (a)                   934,442          1,065,815
                                                 ----------        -----------
                                                  4,764,599          5,824,541

Current portion                                   2,233,261          2,789,678
                                                 ----------        -----------
Long-term debt, net of current portion           $2,531,338         $3,034,863
                                                 ----------        -----------

         (a) Capital Lease Obligations:

                     The Company entered into certain leases for the rental of equipment, which have been recorded as capital leases for financial statement reporting purposes and are included in equipment.

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                               September 30, 1999
                                   (Unaudited)


         (a) Accounts Receivable Financing:

                      The Company entered into an agreement with DVI Business Credit to finance up to $2,000,000 of the accounts receivable balances from two of the Company's wholly-owned subsidiaries, a minority-owned subsidiary, and two of its majority-owned joint ventures. Advances would bear interest at the prime rate plus 4%. At September 30, 1999, the amount financed under this agreement totaled $934,442.


NOTE 8 - COMMITMENTS AND CONTINGENCIES
         (a) Advisory Agreement

                  In January 1999, the Company entered into an advisory
              agreement with Allen Wolfson ("Advisor"), for a period of six months. The agreement will be automatically extended on an annual basis. The agreement can be terminated with at least thirty (30) days written notice prior to the end of the agreement. Advisor shall assist the Company in its effecting the purchase of businesses and assets relative to its business and growth strategy.

                  On July 19, 1999 the Company issued 330,00 shares of its
              common stock to Allen Wolfson, as compensation, as required by the advisor agreement.

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                               September 30, 1999
                                   (Unaudited)


NOTE 8 - COMMITMENTS AND CONTINGENCIES (Continued)

                  In January 1999, the Company entered into a consulting
              agreement with Richard Suber for a period of six months. The agreement may be extended on a month to month basis. Consultant shall render services regarding: potential strategies for generating new business for the Company, structuring of potential business opportunities for the Company, general corporate filings as needed, and document preparation as needed to accomplish the above.

                  The Company shall pay consultant a retainer fee of 20,000
              shares of its common stock.

         (b) Year 2000 Readiness

                  The Year 2000 readiness of the Company's customers and hardware and software offerings from the Company's suppliers, subcontractors and business partners may vary. The Year 2000 also presents a number of other risks and uncertainties that could affect the Company, including utilities failures, the lack of personnel skilled in the resolution of Year 2000 issues, and the nature of government responses to the issues, among others. While the Company continues to believe that the Year 2000 matters discussed above will not have a material impact on its business, financial condition or results of operations, it remains uncertain whether or to what extent the Company maybe affected.



NOTE 9 -  STOCKHOLDERS' EQUITY

                      On January 28, 1999, the Company entered into a six month financial consulting agreement with Mr. Richard Surber to provide consultation services regarding: potential strategies for generating new business for the Company, structuring of potential business opportunities for the Company, general corporate filings as needed, and document preparation as needed to accomplish the aforementioned. The Company shall pay Mr. Surber a retainer fee of 20,000 shares of its common stock in addition to an hourly rate for services rendered.

         On March 11, 1999, the Company effectuated a one for two reverse stock split of the Company's issued and outstanding shares of common stock. The reverse stock split became effective on March 12, 1999. After the reverse stock split, the Company has 1,759,146 shares of common stock issued and outstanding and a total of 2,500,000 shares authorized for issuance.

                 On April 12, 1999 Benson Shore Capital, LLC, exercised its option to acquire 136,125 shares (adjusted for the one for two reverse stock split of the Company's common stock) at $.001 per share

                  In July, 1999, the Board of Directors of the Company passed a resolution authorizing the management of the Company to initiate steps for a private placement of the Company's securities in order to raise capital. Management was granted authority to prepare a Private Placement Memorandum pursuant to Regulation D Rules governing the Limited Offer and Sale of Securities Without Registration Under the Securities Act of 1933 (as amended) and to register the securities in any state jurisdiction that management felt was required and appropriate.

                MODERN MEDICAL MODALITIES CORP. AND SUBSIDIARIES
                      NOTES TO INTERIM FINANCIAL STATEMENTS
                               September 30, 1999
                                   (Unaudited)


                  On July 20, 1999, the Company closed $283,000 of its private placement for an aggregate of 148,702 shares of its common stock. The number of shares of common stock was determined by taking the average closing bid price for the five trading days prior to July 20, 1999 and deducting 30% from such average.

                  The Company incurred expenses of $49,590 in connection with the private placement. Additionally, 25,000 shares were issued to underwriters in connection with the private placement.

             On July 19, 1999 the Company issued 330,000 shares of its common stock to Allen Wolfson, as compensation, as required by the advisor agreement.




NOTE 10 - STOCK-BASED COMPENSATION.

                  The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123. "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock-based compensation.

NOTE 11 - SUBSEQUENT EVENTS

                  On October 14, 1999 the Company closed $500,000 of its private placement for convertible notes. The notes mature on October 14, 2000, paying a 10% annualized rate of interest payable at conversion or upon maturity. The Company incurred expenses of $67,500 in connection with the private placement. Additionally, 60,000 shares, and 2,500,000 warrants were issued to underwriters in connection with this private placement.

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
Modern Medical Modalities Corporation




We have audited the accompanying consolidated Balance Sheets of Modern Medical Modalities Corporation and Subsidiaries as at December 31, 1998, and 1997, and the related Consolidated Statements of Operations, Stockholders' Equity, and Cash Flows for the three years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Modern Medical Modalities Corporation and Subsidiaries as at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.







Vincent J. Batyr & Co.
Certified Public Accountants

Tarrytown, NY
March 10, 1999, except for Note 14, which is dated March 12, 1999

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                December 31,
                                                                                     ------------------------------
                                                                                         1998               1997
                                                                                     -----------        -----------
                                     ASSETS

Current assets:
    Cash and cash equivalents                                                        $    56,313        $   119,217
    Restricted cash for line of credit repayment                                         600,000            600,000
    Accounts receivable (less contractual allowances of
         $2,447,579 and $2,475,004, respectively)                                      2,816,356          4,919,714
    Account receivable - joint venture                                                   585,607            254,696
    Current portion of note receivable from affiliate                                    141,667            972,650
    Current portion of note receivable                                                    46,590             46,590
    Loan receivable - affiliates                                                         128,750            121,250
    Due from officers                                                                    126,368             94,343
    Due from affiliates                                                                   77,600                  -
    Other receivables                                                                     82,014             47,554
    Prepaid expenses                                                                      11,023             44,999
                                                                                     -----------        -----------
         Total current assets                                                          4,672,288          7,221,013
                                                                                     -----------        -----------

Other assets:
    Furniture, fixtures, equipment and leasehold improvements
         (net of accumulated depreciation and amortization
         of $5,742,206 and $ 6,134,831, respectively)                                  6,703,426          9,445,204
    Note receivable, net of current portion                                              113,736            113,736
    Goodwill (net of accumulated amortization of $189,223)                                     -          1,229,990
    Organization costs (net of accumulated amortization
         of $25,901 and $ 16,601, respectively)                                           71,797             81,097
    Investment in joint venture                                                          290,998            259,483
    Investment in and advances to unconsolidated affiliate                                     -            567,737
    Deposits                                                                              40,446            151,901
    Deferred tax asset                                                                   484,718                  -
    Other long term assets                                                                 6,381                  -
                                                                                     -----------        -----------
         Total other assets                                                            7,711,502         11,849,148
                                                                                     -----------        -----------
                                                                                     $12,383,790        $19,070,161
                                                                                     -----------        -----------

See Independent Auditors' Report and Notes to Consolidated Financial Statements
                                      F-12

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES

                                                                                                December 31,
                                                                                     ------------------------------
                                                                                         1998               1997
                                                                                     -----------        -----------
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Line of credit                                                                   $   595,552        $   599,750
    Accounts payable                                                                   1,892,755          1,463,096
    Accrued expenses                                                                   1,029,677            556,862
    Loan payable - joint venturer                                                         71,942            110,467
    Loans payable - affiliates                                                           202,000            202,000
    Current portion of long term debt                                                  2,789,678          3,115,461
    Due to affiliate                                                                      49,466             23,594
    Due to related party                                                                   4,389                  -
    Deferred income taxes                                                                      -            155,133
                                                                                     -----------        -----------
         Total current liabilities                                                     6,635,459          6,226,363
                                                                                     -----------        -----------
Other liabilites:
    Long-term debt, net of current portion                                             3,034,863          6,920,849
    Deferred income taxes                                                                      -          1,054,552
    Due to joint venturer                                                                218,717            217,787
                                                                                     -----------        -----------
         Total other liabilities                                                       3,253,580          8,193,188
                                                                                     -----------        -----------
         Total liabilities                                                             9,889,039         14,419,551
                                                                                     -----------        -----------
Minority interest                                                                        187,489            140,825

Stockholders' equity:
    Common stock, $0.0002 par value,
         Authorized - 5,000,000 shares
         Issued and outstanding - 1,759,146 and
         1,584,146 shares, respectively                                                      317                317
    Additional paid-in capital                                                         3,866,389          3,866,389
    Retained earnings (deficit)                                                       (1,559,444)           643,079
                                                                                     -----------        -----------
         Total stockholders' equity                                                    2,307,262          4,509,785
                                                                                     -----------        -----------
                                                                                     $12,383,790        $19,070,161
                                                                                     -----------        -----------

See Independent Auditors' Report and Notes to Consolidated Financial Statements

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          December 31,
                                                    ---------------------------------------------------
                                                        1998                1997                1996
                                                    -----------         -----------         -----------
Operating income:
  Net revenue from services                         $ 6,414,945         $10,103,869         $12,074,914
  Cost of services provided:                          3,250,800           3,408,625           4,851,175
                                                    -----------         -----------         -----------
Total operating income                                3,164,145           6,695,244           7,223,739
                                                    -----------         -----------         -----------
Operating expenses:
  Selling, general and administrative                 3,377,692           3,580,516           3,192,499
  Bad debts                                              23,750              29,793              67,582
  Depreciation and amortization                       1,544,401           1,788,503           1,761,294
                                                    -----------         -----------         -----------
Total operating expenses                              4,945,843           5,398,812           5,021,375
                                                    -----------         -----------         -----------

Income (loss) from operations                        (1,781,698)          1,296,432           2,202,364
                                                    -----------         -----------         -----------

Other income (expenses):
  Interest income                                        57,218             135,497              37,909
  Interest expense                                     (849,998)         (1,218,356)         (1,344,649)
  Miscellaneous income                                  110,567                   -                   -
  Income from joint ventures                            151,601             217,909             104,147
  Income (loss) from minority owned
  subsidiary                                                  -              (8,981)                  -
  Loss on sale of property assets                             -             (26,702)                  -
  (Loss) on sale of subsidiary                         (742,619)            (36,907)
  Gain on sale of subsidiary                             30,171             252,076
  (Loss) on disposal of subsidiary                     (168,064)            (63,762)
  Restructuring of note receivable                     (747,650)
                                                    -----------         -----------         -----------

Total other income (expense)                         (2,158,774)           (749,226)         (1,202,593)
                                                    -----------         -----------         -----------

Income (loss)
  before income taxes and
  minority interest                                  (3,940,472)            547,206             999,771

Provision for income taxes                           (1,694,403)            277,990             455,320
                                                    -----------         -----------         -----------

Income (loss)
  before minority interest                           (2,246,069)            269,216             544,451

Minority interest                                        43,546            (144,424)           (294,625)
                                                    -----------         -----------         -----------

Net income (loss)                                   $(2,202,523)        $   124,792         $   249,826
                                                    ============        ===========         ===========

Basic earnings per share
  Net income (loss)                                 $     (0.67)        $      0.04         $      0.08
                                                    ===========         ===========         ===========
Number of shares outstanding:
  Basic                                               3,285,278           3,168,292           3,168,292
                                                    -----------         -----------         -----------

See Independent Auditors' Report and Notes to Consolidated Financial Statements

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                                                                 For the Year Ended
                                                                                    December 31,
                                                                  --------------------------------------------
                                                                      1998               1997           1996
                                                                  -----------        ----------     ----------
Cash flows from operating activities
  Net income (loss)                                               $(2,202,523)       $  124,792     $  249,826
                                                                  -----------        ----------     ----------
  Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                                    1,544,401         1,788,503      1,761,294
   Contractual allowances                                              27,425            29,880        889,010
   Bad debts                                                           23,750            29,793         67,582
   Income from an unconsolidated joint venture                       (151,601)         (217,909)      (104,147)
   Minority interest                                                  (43,546)          (44,114)       294,625
   Deferred income taxes                                           (1,694,403)          224,757        453,259
   Loss on sale of subsidiary                                         742,619                 -              -
   Gain on sale of subsidiary                                         (30,171)                -
   Loss on disposal of subsidiary                                     168,064                 -              -
   Restructuring of note receivable                                   747,650                 -              -
Increase (decrease) in cash attributable to changes
  in operating assets and liabilities:
   Accounts receivable                                              2,103,358           (82,352)    (2,703,156)
   Accounts receivable - joint venturer                              (330,911)         (254,696)             -
   Note receivable                                                          -           239,674              -
   Other receivable                                                   (34,460)          267,545       (409,442)
   Due from affiliate                                                 (77,600)         (564,093)             -
   Due from officers                                                  (32,025)                -              -
   Prepaid expenses                                                    33,976            68,837        (36,542)
   Deposits                                                           111,455           (22,450)       103,396
   Distributions from a joint venture                                       -           (23,152)        31,206
   Due to affiliate                                                    25,872           (38,099)       (56,954)
   Accounts payable                                                   429,660           203,752        675,989
   Accrued expenses                                                   472,815           (86,321)       296,023
   Advances to unconsolidated affiliate                                     -          (260,776)             -
   Undistributed loss of affiliate                                          -             8,981              -
                                                                  -----------        ----------     ----------
  Total adjustments                                                 4,036,328         1,267,760      1,262,143
                                                                  -----------        ----------     ----------
Net cash provided (used) by operating activities                    1,833,805         1,392,552      1,511,969
                                                                  -----------        ----------     ----------
Cash flow from investing activities:
   Organization costs                                                       -           (75,000)             -
   Fixed asset acquisitions                                        (1,367,360)       (1,628,381)      (461,453)
   Fixed assed dispositions                                         2,492,764           945,377              -
   Proceeds from loan receivable - affiliate                           (7,500)                -        100,000
   Proceeds from note receivable                                       72,222                                -
   Investment in joint venture                                        (31,515)                -          3,710
   Increase in minority interest                                      (46,664)                -              -
                                                                  -----------        ----------     ----------
Net cash provided (used) by investing activities                    1,111,947          (758,004)      (357,743)
Cash flow from financing activities:
   Reduction of goodwill                                            1,419,213                 -              -
   Proceeds from issuance of long-term debt                                 -         2,044,904        103,000
   Payments on affiliates advances                                          -                 -        468,571
   Joint venture advances                                                   -                 -         93,467
   Loan payable - joint venturer                                      (37,595)                -
   Disposal of long term debt                                      (3,717,089)         (644,470)             -
   Principal payments on long-term debt                              (673,185)       (1,958,186)    (2,161,169)
                                                                  -----------        ----------     ----------
Net cash provided (used) by financing activities                   (3,008,656)         (557,752)    (1,496,131)
                                                                  -----------        ----------     ----------
Net increase in cash and equivalents                                  (62,904)           76,796       (341,905)
Cash and equivalents, begining of year                                719,217           642,421        984,326
                                                                  -----------        ----------     ----------
Cash and equivalents, end of year                                 $   656,313        $  719,217     $  642,421
                                                                  ===========        ==========     ==========

See Independent Auditors' Report and Notes to Consolidated Financial Statements
                                      F-15

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                                Additional
                                                Number of         Common         Paid-In           Retained
                                                  Shares           Stock         Capital           Earnings           Total
                                                ---------         -------       ----------       -----------      -----------
Balance at December 31, 1995                    1,584,146            317        $4,086,413       $   240,806      $4,327,536

Write-down of assets relating
 to the disposal of
 Prime Contracting Corp.                                -              -          (358,000)                -        (358,000)

Adjustment in connection with
 the sale of 65% of Empire
 State Imaging Associates, Inc.                         -              -           137,976            27,655         165,631

Net income for the year ended
 December 31, 1996                                      -              -                 -           249,826         249,826
                                                ---------          -------      ----------       -----------      ----------
Balance at December 31, 1996                    1,584,146            317         3,866,389           518,287       4,384,993

Net income for the year ended
 December 31, 1997                                      -              -                 -           124,792         124,792
                                                ---------          -------      ----------       -----------      ----------
Balance at December 31, 1997                    1,584,146            317         3,866,389           643,079       4,509,785

Issuance of common stock in
 connection with Benson Shore
 Capital, LLC consulting agreement                175,000              -                 -                 -               -
Net income for the year ended
 December 31, 1998                                      -              -                 -        (2,202,523)     (2,202,523)
                                                ---------          -------      ----------       -----------      ----------
Balance at December 31, 1998                    1,759,146            317        $3,866,389       $(1,559,444)     $2,307,262
                                                ---------          -------      ----------       -----------      ----------

See Independent Auditors' Report and Notes to Consolidated Financial Statements

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1  - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES.

     (a) Organization and Business:

          Modern Medical Modalities Corporation (the "Company") was incorporated in the State of New Jersey on December 6, 1989. The Company provides high technology medical equipment and management services to hospitals and physicians. Modern Modalities Corporation was incorporated in the State of New Jersey on June 4, 1990, for the same purpose. The two companies had common ownership, directors and officers. In July 1992, the two companies were merged under the laws of the State of New Jersey, by way of an agreement accounted for as a tax-free merger. The surviving corporation is known as Modern Medical Modalities Corporation.


     (b) Basis of Presentation:

          The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, Medical Marketing and Management, Inc., Somerset Imaging Corporation, South Plainfield Imaging, Inc., Medi-Corp., USA, South Jersey Medical Equipment Leasing Corp., Amherst Medical Equipment Leasing Corp., Open MRI of Morristown, Inc., West Paterson Medical Equipment Leasing Corp., Ohio Medical Equipment Leasing Corporation, its majority owned subsidiary, Sylvania Diagnostics L.P., (in which the Company had a 50.2% interest until June 30, 1998, see Note 3), and Metairie Medical Equipment Leasing Corp., a 100% owned subsidiary which was incorporated in June 1997, and its majority owned joint ventures, Plainfield MRI Associates, Joint Venture, MRI Imaging Center at PBI, Open MRI of Morristown, Joint Venture and Doctors Imaging Associates, Joint Venture. The Company has an 84%, 75%, 72% and 50% interest, respectively, in the joint ventures, by contract manages the joint ventures, is the managing joint venture and has unilateral control. Investment in an unconsolidated minority-owned subsidiary, Empire State Imaging Associates, Inc., which was sold on June 30, 1998, in which the Company had a 35% interest and significant influence, was accounted for under the equity method. The Company sold 70% of its 72% owned subsidiary, Open MRI of Morristown, on September 30, 1998. Investment in an unconsolidated joint venture, Union Imaging Associates, Joint Venture in which the Company has a 10% interest and significant influence, is accounted for under the equity method. All significant intercompany transactions and accounts have been eliminated in the consolidation.

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

     (c) Operating Revenue:

          Revenue from services to physicians are recorded at a percentage of the physicians' established rates under a contractual agreement between the Company and the Physicians. Under these agreements, the Company participates, on the same percentage basis, with adjustments known as contractual allowances, under third-party reimbursement agreements with the physicians, deducted to arrive at net revenue from services.

          Management fees are generated, through a contractual agreement between the Company and a joint venture, Union Imaging Associates, Joint Venture ("Union") , in which the Company owns a minority interest, based on a percentage of cash collections. Under the terms of the joint venture agreement, the Company receives 11.25% of the joint venture's percentage of the cash collections in exchange for managing the joint venture. The Company's responsibilities include the management of all personnel, leasing of operating facilities and equipment, negotiation of contracts, payments of debts and obligations and preparation and review of invoices and claims.

     (d) The physicians with which the Company contracts, operate under various payment systems with third-party payers. A substantial portion of the Company's revenues are attributable to payments made by government-sponsored health care programs and other third party payers. The Company receives these payments either directly, in the case of imaging center revenues relating to reimbursable direct patient billings, or indirectly, in the case of technical fee-for-service payments made by hospitals. Any change in reimbursement regulations, or the enactment of legislation, which would have the effect of placing material limitations on the amount of reimbursement for imaging services could adversely affect the operations of the Company. In addition, health care reimbursement programs are not uniformly prompt in making required payments. Extensive payment delays are not uncommon, and the Company's financial resources could be strained while awaiting payment.


     (e) Use of Estimates:

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     (f) Cash and Cash Equivalents:

          The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company places its cash with high credit quality financial institutions which at times, may be in excess of the FDIC insurance limit.

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

     (g) Accounts Receivable:

          Accounts receivable is stated net of contractual allowances. Based upon its past history, the Company estimates the amount of the accounts receivable it does not expect to receive. The Company values its uncollected accounts receivable as part of its determination of profit and constantly reviews the valuation. The continuing review and gathering of additional information, as well as changing reimbursement rates, may cause adjustments.

     (h) Furniture, Fixtures, Equipment and Leasehold Improvements:

          Furniture, fixtures, equipment and leasehold improvements are stated at cost. Depreciation and amortization are provided for, generally using the straight-line method over the lease term or the estimated useful lives of the related asset, five to seven years for office equipment and furniture and fixtures, and ten years for medical equipment by charges to income.

     (i) Goodwill:

          The Company recorded goodwill relating to the acquisition of a subsidiary which is being amortized over a period of fifteen years.

     (j) Revenue and Cost Recognition:

          The Company recognizes revenue from services upon performance for medical, management and marketing services for financial statement reporting purposes.

     (k) Income Taxes:

          The Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which provides for income tax accounting under the asset and liability method and requires adjustment of deferred tax balances for changes in tax laws and rates. The Company reports income on the cash basis for income tax reporting purposes. Provision for income taxes includes federal and state income taxes currently payable and those deferred because of temporary differences arising primarily from the recognition of income on the cash basis for tax purposes versus the accrual basis for financial reporting purposes.

     (1) Earnings Per Share:

          Basic per share data has been computed based on the weighted average number of shares of common stock outstanding.

     (m) Reclassification:

          Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the 1998 presentation.

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

     (n) New Accounting Standards:

          The Company has adopted SFAS No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-lived Assets to be Disposed of". This statement established accounting standards for the impairment of long-lived assets (including goodwill) to be held and used as well as those to be disposed of. The statement requires management to periodically review these assets in light of certain events or circumstances which may effect the recoverability or carrying value of said assets and to adjust the value downward or to dispose of the asset accordingly. The adoption of this standard did not have a material effect on the Company's financial position or its results of operations.

     (o) Retirement Plan:

          The Company maintains a qualified 401(k) wage deferral plan. Employees may defer a portion of their salary. The Company does not contribute to the plan.

     (p) Stock-Based Compensation:

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 established financial accounting and reporting standards for stock-based compensation plans and to transactions in which an entity issued its equity instruments to acquire goods and services from nonemployees. The new accounting standards prescribed by SFAS No. 123 are optional, and the Company may continue to account for its plans under previous accounting standards. The Company does not expect to adopt the new accounting standards, consequently, SFAS No. 123 will not have a material impact on the Company's consolidated results of operations or financial position. However, pro forma disclosures of net earnings and earnings per share must be made as if the SFAS No. 123 accounting standards had been adopted.

NOTE 2 - GOING CONCERN.

          The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has a working capital deficiency of $1,963,171 as of December 31, 1998, and has sustained continued losses from operations, which raise substantial doubt about the Company's ability to continue as a going concern.

          The Company has begun implementation of a restructuring plan for its subsidiaries and believes this plan will make the Company profitable in future periods. This plan includes increasing marketing personnel to increase patient service revenue, as well as a reduction of administrative personnel. Duties of those employees whose jobs were eliminated were reassigned to existing employees.

NOTE 3 - MERGERS, ACQUISITIONS AND MATERIAL DISPOSALS

          In October 1995, the Company entered into a joint venture ("Open MRI of Morristown, Joint Venture") agreement with RMC Consulting, Inc. and two individuals to develop a MRI facility located in Morristown, New Jersey. In December 1995, OpenMRI of Morristown, Inc. ("OpenMRI"), a wholly-owned subsidiary of the Company, was assigned the Company's interest in the joint venture. OpenMRI accepted delivery of a new magnetic resonance imaging machine and opened in February 1996. The Company had a 72% interest in the profit, obligations and liabilities under the joint venture agreement until September 30, 1998.

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

          On May 7, 1998 the Company entered into an agreement to sell 70% of its 72% ownership of Open MRI of Morristown, Joint Venture ("Open MRI") for $300,000. The terms required $100,000 payable at signing, and monthly payments in the amount of $50,000 on May 1, June 1, July 1 and August 1, 1998. The Company retained the option to repurchase from the buyers, ADS Investment Corp. and Oak Knoll Management Corporation (related party), the 70% interest upon payment of $50,000 plus all prior payments and any additional costs incurred by the buyers. The option expired on August 31, 1998.

          On August 20, 1998, the Company, ADS Investment Corp. and Oak Knoll Management Corporation (related party) modified the original agreement from a sale to a loan. The terms of the new agreement are as follows: a loan in the amount of $300,000, with interest due and payable at 12% per annum, secured by 70% of the Company's 72% ownership of Open MRI. The loan is due and payable on September 30, 1998. The agreement also requires the personal guarantees made by the lenders to DVI Business Credit Corporation on behalf of the Company be replaced by September 30, 1998, as a condition of satisfactory settlement of the loan.

          For services rendered between May 7, 1998 and the date of maturity of this loan, all distributions made to the lending parties by Open MRI are to remain the property of the lending parties.

          On September 30, 1998 the Company sold 70% of its interest in Open MRI for $300,000 and the purchaser's agreement to provide the Company's creditor, DVI Business Credit, personal guaranties of the principals of purchaser in an amount not to exceed $150,000. The Company recorded a gain on this transaction in the amount of $30,171. The Company has retained a 2% ownership interest in Open MRI.

          On November 1, 1994, the Company acquired Prime Contracting Corp. ("Prime") in a business combination accounted for as a pooling of interests. Prime is a full service contractor providing turnkey design and construction services, becoming a wholly-owned subsidiary of the Company, through the exchange of 112,457 shares of the Company's common stock (market value of $650,000) for all of the shares of the outstanding stock of Prime.

          On December 27, 1995, the Company entered into an agreement with a related party to sell all of the common stock of Prime for $1,200,000, payable as follows: $100,000 upon execution, $100,000 at closing and a promissory note bearing interest at prime plus one percent. The note was payable in two installments, $600,000 after six months and $400,000 after one year of the closing date. The Company in 1995 recorded an increase of $987,554 to stockholders' equity which represents the excess of the sale price over the net assets of Prime.

          The Agreement was modified in 1996 to extend the note payments of $600,000 to October 1997 and $400,000 to April 1998. Additionally, the modified agreement required the Company to charge $358,000 of receivables from Prime to additional paid-in capital in 1996 as an adjustment to the sale price. On March 3, 1998, the agreement was restructured, resulting in a loss in the amount of $747,650 (see Note 4).

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 3 - MERGERS, ACQUISITIONS AND MATERIAL DISPOSALS.(Continued)

          On December 27, 1996, the Company entered into a stock purchase agreement with a related party to sell 65% of the capital stock of Empire State Imaging Associates, Inc. ("Empire") for $250,000, payable as follows:
     $25,000 at the closing and nine equal monthly installments of $25,000 plus interest at prime plus one percent. The Company has recorded an increase of $165,631 to stockholders' equity which represents the excess of the sale price over the net assets of Empire. At December 31, 1997 and 1996, the Company's investment in Empire is $61,354 and $60,321, respectively, and the Company had advances receivable from Empire of $506,383 and $246,640. On June 30, 1998, the Company and its affiliate sold all the outstanding stock of Empire to MID Rockland Imaging Partners, Inc., an unrelated party, for the principal sum of $2,500,000. The Company recorded a loss on this transaction in the amount of $742,619.

          During 1996, the Company incorporated two wholly-owned subsidiaries. Ohio Medical Equipment Leasing Corporation ("OME") was incorporated in the State of Ohio for the purpose of acquiring a majority interest in Sylvania Diagnostics. West Paterson Medical Equipment Leasing Corp. ("WPMEL") was incorporated in the State of New Jersey for the purpose of opening a diagnostic imaging center in West Paterson.

          In July 1996, the Company, through OME, entered into a purchase and consulting agreement with Medical Advances, Inc. ("Medical") to acquire an interest as a general (managing) partner of Sylvania Diagnostics ("Sylvania"), an Ohio Limited Partnership, for one dollar. The interest acquired represents 50.2% of the total units outstanding. Sylvania is a diagnostic imaging center located in Sylvania, Ohio.

          As a result of this acquisition, the Company recorded the difference between the acquisition price of one dollar and the allocated percentage of the cumulative deficit as goodwill and the cumulative allocated losses in excess of basis of the limited partners of Sylvania as an intangible asset as of July 1, 1996, the date of acquisition. The Company records its allocated portion of profits and losses based upon its 50.2% ownership percentage. The Company also entered into an agreement with DVI which provides for $135,000 of working capital advances which are only to be used for operating Sylvania. If the Company determines that operating Sylvania is not profitable, DVI will purchase either Sylvania or OME for one dollar. In August 1996, Sylvania entered into an agreement with DVI to refinance equipment and related leasehold improvements in the aggregate amount of $2,127,366. The amount was payable in 64 monthly installments commencing in March 1997 of $20,000 for the first four months and $44,968 over the remaining 60 months. The Company is indemnified for all prior liabilities and obligations of the limited partnership by DVI, an equipment finance company who is the lessor of Sylvania's medical equipment. On June 30, 1998, the Company exercised its option and sold Sylvania back to DVI for one dollar. As a result of this disposition, the Company recorded a loss in the amount of $168,064.

          In July 1996, the Company, through its wholly-owned subsidiary WPMEL, entered into a lease and management services agreement with Advanced Imaging & Radiology Associates, P.A. ("M.D."). The agreement provides that WPMEL will lease office space, fixtures and equipment and will provide management services to M.D. over an initial term of five years with a five year renewal option. The site, located in West Paterson, New Jersey, is a medical practice specializing in diagnostic imaging.

          In February, 1997, the Company acquired a 25% interest in OpenMRI and Diagnostic Services of Toms River, Inc. In March, 1997, the Company entered into a contract for the sale of its stock in this entity resulting in a gain of $252,076. The proceeds are payable as follows: 25% at closing and a note for 75%, bearing interest at 11% per annum, payable in monthly installments commencing 90 days after the facility opens for business.

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 3 - MERGERS, ACQUISITIONS AND MATERIAL DISPOSALS. (Continued)

          In June of 1997, Metaire Medical Equipment Leasing was incorporated in the state of New Jersey, as a 100% owned subsidiary of the Company. In October of 1997, Metaire Medical Equipment Leasing Corporation was registered as a Corporation doing business in the State of Louisiana. On April 15, 1998 Open MRI & Imaging Center of Metairie, LLC ("LLC") was organized in the state of Louisiana. Under terms of the venture agreement, the Company, through its 100% owned corporation, owns 85% of the LLC. The 15% interest owner, KFC Venture, LLC, made an initial capital contribution of $250,000. Profits shall be allocated to the interest holders in proportion to their percentages after such time as KFC Ventures has been repaid $125,000 of its initial capital contribution without interest. Until such time, all distributions shall be divided equally with fifty (50%) percent of said distribution being paid to KFC Ventures, LLC as a return of its initial capital contribution up to the amount of $125,000 and the other fifty (50%) percent of said distribution being distributed to the members in accordance with their percentage interests in the Company.

          In October 1997, the Company entered into a contract for the sale of all leasehold rights, medical equipment, and the assumption of certain liabilities of Somerset Medical Equipment Leasing Corporation, resulting in a loss of $36,907.



NOTE 4 - RESTRUCTURING OF NOTE RECEIVABLE

          On March 3, 1998 the Company restructured the promissory note receivable for the sale of Prime Contracting Corp. to a related party as follows: $ 200,000 in cash payable over 36 months, plus interest calculated at prime plus 1% and a 36 month option to purchase 250,000 shares of the related party stock at $ 0.05. The Company recorded a loss from note receivable restructuring in the amount of $747,650.


NOTE 5 - FURNITURE, FIXTURES, EQUIPMENT AND LEASHOLD IMPROVEMENTS.

          Furniture, fixtures, equipment and leasehold improvements consist of the following:


                                                           December 31,
                                                 -------------------------------
                                                     1998                1997
                                                 -----------         -----------
Medical Equipment                                $11,459,664         $14,083,189
Building                                             310,860             358,066
Furniture and Fixtures                                65,830              67,139
Automobiles                                           22,860              22,860
Leasehold improvements                               586,418           1,048,780
                                                 -----------         -----------
                                                  12,445,632          15,580,034
Less: Accumulated Depreciation
             and Amortization                      5,742,206           6,134,831
                                                 -----------         -----------

                                                   6,703,426           9,445,203
                                                 ===========         ===========

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 6 - INVESTMENT IN JOINT VENTURE.

          In 1990, the Company acquired a ten percent (10%) interest in Union Imaging Associates, Joint Venture, which it accounts for using the equity method of accounting, due to the significant influence it has on the joint venture as its managing venturer.

          The following is a summary of selected financial information from the financial statements of the joint venture in which the Company has an investment.

                                                    Total           Long-Term           Total             Total
                                                    Assets             Debt          Liabilities         Capital
                                                  ----------        ----------       -----------       ----------
         December 31, 1998                        $4,485,673        $1,271,846       $1,741,863        $2,743,810
         December 31, 1997                         5,538,114         1,354,524        3,116,550           342,721
         December 31, 1996                         4,339,575         1,938,137        3,637,025           702,550

                                                                                                             10%
                                                                       Gross                             Allocations
                                                                     Revenues        Net Income          of Income
                                                                    ----------       ----------          -----------
         December 31, 1998                                          $4,141,948       $1,492,754          $149,275
         December 31, 1997                                           5,603,802        2,078,843           207,884
         December 31, 1996                                           4,417,540        1,041,469           104,147

NOTE 7 - LINE OF CREDIT.

          In April 1995, the Company secured a line of credit with Summit Bank for $600,000 at the bank's prime rate for commercial borrowers. As of December 31, 1998 and 1997, the amount of the liability under the line of credit was $595,552 and $599,750, respectively. The line of credit is secured by a certificate of deposit in the amount of $600,000.

NOTE 8 - LONG-TERM DEBT.

         Long-term debt consists of the following:

                                                            December 31,
                                                  ------------------------------
                                                     1998                1997
                                                  ----------         -----------
          Capitalized lease obligations (a)       $4,758,725         $ 8,691,572
          Accounts receivable financing (b)        1,065,815             926,363
          Other (c)                                        -             418,375
                                                  ----------          ----------
                                                   5,824,540          10,036,310

          Current portion                          2,788,475           3,115,461
                                                  ----------          ----------
          Total long-term debt                    $3,036,053         $ 6,920,849
                                                  ==========          ==========

          (a) Capitalized Lease Obligations:

          The Company entered into certain leases for the rental of equipment, which have been recorded as capital leases for financial statement reporting purposes and are included in equipment.

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 8 - LONG-TERM DEBT (Continued).

     (b) Accounts Receivable Financing:

          The Company entered into two separate agreements with DVI to finance up to $1,500,000 of the accounts receivable balances from two of the Company's subsidiaries and one of its joint ventures and $1,500,000 of the accounts receivable balance from the Company's unconsolidated joint venture. The agreements extend to March and June 1998, respectively, with consecutive one year renewal terms. The agreements are non-cancelable, except in the event of default by the Company. At December 31, 1997, the amounts financed under these agreements totaled $1,065,815 and $926,363, respectively. The Company has guaranteed the $1,500,000 financing line of credit of the unconsolidated joint venture. The unconsolidated joint venture has loaned the Company $110,467 from the proceeds of this line of credit. At December 31, 1997, the Company is not in compliance with the terms of the loan agreement. Management is presently negotiating with DVI to bring the Company into compliance.

     (c) Other:

          Sylvania Diagnostics limited partnership at December 31, 1997 was obligated for notes payable incurred prior to the Company's acquiring its 50.2% interest. The Company has an agreement in which DVI indemnifies the Company for these notes as well as all other pre-acquisition debts of Sylvania Diagnostics. The Company sold it interest in Sylvania to DVI on June 30, 1998. The notes payable at December 31, 1997 were as follows:

                                                                                            December 31,
                                                                                   ------------------------------
                                                                                       1998              1997
                                                                                   -------------     ------------
     (i) Note payable to a bank which was due on March 14, 1995. The bank has not called the note and is negotiating with the Company, Sylvania, and DVI to schedule repayment terms. The note bears interest at 2.5%
     over prime. The note is collateralized by substantially all of the
     assets of Sylvania.                                                              $   -            $249,500
                                                                                      -----            --------
     (ii) Note payable to a professional corporation in equal monthly
     installments of $5,000 including interest at 9.4% through July 2000.                 -             130,939
                                                                                      -----            --------
     (iii) Installment note payable to a bank in equal monthly installments of $1,302 including interest at 2% over prime through August 2000 and a
     final payment in September 2000 of the remaining balance.                            -              37,936
                                                                                      -----            --------

                                                                                      $   -            $418,375
                                                                                      =====            ========

     (c) Other (Continued):

          The future principal payments for long-term debt are as follows :

                                                               December 31,
                                                     ------------------------------
                                                       1998                 1997
                                                     ----------         -----------
                  1998                               $        -         $ 3,115,461
                  1999                                2,789,678           2,732,447
                  2000                                  977,263           2,385,084
                  2001                                1,023,019           1,578,420
                  2002                                  598,949             551,898
                  2003                                  339,702                   -
                  2004                                   95,930                   -
                                                    -----------         -----------
                                                      5,824,541         $10,363,310

                  Less current portion                2,789,678           3,115,461
                                                    -----------         -----------
                  Non-current portion                $3,034,863         $ 7,247,849
                                                     ==========         ===========


             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 9 - STOCKHOLDERS' EQUITY

          In February 1994, the Company completed an initial public offering of its securities pursuant to the Securities Act of 1993 (as amended) from which it received proceeds of $1,986,181, net of commissions and expenses of the offering of $601,319. The offering included the sale of 8,750 units including the underwriters' overallotment of 33,750 units at a selling price of $10.00 per unit. Each unit consisted of one (1) share of the Company's $0.0002 par value common stock ("Common Stock"), one (1) Class A Redeemable Common Stock Purchase Warrant ("A Warrant") and one (1) Class B Redeemable Common Stock Purchase Warrant ("B Warrant). Each A Warrant entitles the holder to purchase one (1) share of Common Stock for a period, as extended, ending in August 1997 at a price of $13.00. Each B Warrant entitles the holder to purchase one (1) share of Common Stock for a period, as extended, ending in February 2000 at a price of $16.00.

          On September 18, 1998, the Company entered into a consulting agreement with Benson Shore Capital, LLC ("Consultant"), for a period of one year. The agreement required consultant to render assistance to the Company as follows: developing strategic initiatives and related industry partnerships, including providing assistance with respect to acquisitions, joint ventures, and strategic business alliances. The Company compensated consultant by issuing consultant 175,000 shares of its common stock.

NOTE 10 - STOCK-BASED COMPENSATION.

          The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123. "Accounting for Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock-based compensation. Had compensation been determined based on the fair value at the grant dates for awards in 1998 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                     1998
                                                                  -----------
         Net (loss) - as reported                                 $(2,202,523)
         Net (loss) - pro forma                                   $(2,266,695)
        (Loss) per share - as reported                            $     (0.67)
        (Loss) per share - pro forma                              $     (0.69)


               Stock-based compensation was granted on July 18, 1998 as follows:
         Common shares                                            175,000 shares
         Options to acquire common shares                         136,125 shares

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 10 - STOCK-BASED COMPENSATION (Continued)

          The Company calculated the fair market value at the grant date based on the market price quoted on the NASDAQ of $0.40625, less a discount of 15%.

                                                         Option                   Number
                                                      Price Per Share            of Shares
         ----------------------------------------------------------------------------------------
         Balance at January 1, 1996                        $    -                        -
         Granted                                                -                        -
         Exercised                                              -                        -
         Forfeited                                              -                        -
         Cancelled                                              -                        -
         ----------------------------------------------------------------------------------
         Balance at December 31, 1996                           -                        -
         Granted                                                -                        -
         Exercised                                              -                        -
         Forfeited                                              -                        -
         Cancelled                                              -                        -
         ----------------------------------------------------------------------------------
         Balance at December 31, 1997                           -                        -
         Granted                                            0.001                  136,125
         Exercised                                              -                        -
         Forfeited                                              -                        -
         Cancelled                                              -                        -
         ----------------------------------------------------------------------------------
         Balance at December 31, 1998                      $0.001                  136,125



NOTE 11 - INCOME TAXES.

          The Company recognized deferred tax liabilties and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carryting amounts and tax basis of assets and liabilities using enacted reates in effect in the years in which the differences are expected to reverse. The Company has recorded income tax provision (credit) at December 31, 1998, 1997 and 1996 of $(1,694,403),
     $277,990, and $455,320, respectively. The Company has a net operating loss carry-forward for federal income tax purposes of approximately $7,300,000, and a capital loss carryforward approximating $1,600,000 at December 31, 1998 available to offset income taxes through 2013, and 2003, respectively.

          Components of income (loss) before income taxes (recovery), and net income (loss) are as follows:

                                                                                      December 31,
                                                                 ----------------------------------------------
                                                                      1998              1997            1996
                                                                 --------------     -----------     -----------
              Income (loss) before (recovery of) income taxes      $(3,940,472)        $547,206        $999,771
              Provision for (recovery of) income taxes              (1,694,403)         277,990         455,320
                                                                   -----------         --------        --------
                  Net income (loss)                                $(2,246,069)        $269,216        $544,451
                                                                   ===========         ========        ========

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 11 - INCOME TAXES (Continued)

              The following is a reconciliation for the U.S. federal statutory tax rate and the apparent tax rate:

                                            1998         1997         1996
                                          --------     --------     --------

         U.S. Federal statutory rate       (34.0%)       34.0%        34.0%
         State taxes                        (6.0)         6.0          6.0
         Goodwill amortization                            1.6          1.6
         Other                               3.9          3.9          3.9
                                          --------     --------     --------

         Apparent tax rate                  43.9%        45.5%        45.5%
                                          ========     ========     ========

The tax effects of temporary differences and carryforwards which give rise to significant portions of deferred tax assets and liabilities are as follows:

                     1998
                                                                              Deferred Tax
                                                       Gross        --------------------------------
                                                      Amount             Asset          Liabilities
                                                  --------------    --------------    --------------
         Net revenues                               $2,816,356                 -       $ 1,126,542
         Other receivables                             827,947                 -           331,179
         Operating expenses                          2,911,409         1,164,564                 -
         Depreciation                                  572,548           229,019                 -
         Net operating loss carryforwards            7,308,966         2,923,586                 -
                                                                    --------------    -------------

         Subtotal                                                      4,317,169          1,457,721
                                                                    --------------    -------------

         Net deferred tax asset                                        2,859,448                  -
         Valuation allowance - 100%                                  (2,859,448)                  -
                                                                    ------------      -------------

         Deferred taxes - subtotal                                             -                  -

         Capital loss carryforward (1,615,727 x 30%)                     484,718                  -
                                                                    ------------      -------------

         Total deferred taxes                                           $484,718       $          -
                                                                    ============      =============

                     1997
                                                                              Deferred Tax
                                                       Gross        --------------------------------
                                                      Amount             Asset          Liabilities
                                                  --------------    --------------    --------------
         Net revenues                                $4,919,714                 -       $ 1,967,886
         Other receivables                              462,576                 -           185,030
         Operating expenses                           1,974,959           789,984                 -
         Depreciation                                 1,523,688                 -           609,467
         Net operating loss carryforwards             4,369,105         1,747,642                 -
                                                                    --------------    --------------

         Subtotal                                                       2,537,626         2,762,383
         Valuation allowances                                                   -                 -
                                                                    --------------    --------------
         Total deferred taxes                                          $2,947,348        $2,947,348
                                                                    ==============    ==============


             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 12 - RELATED PARTY TRANSACTIONS.

          Advances to Joint Venturer:

          A majority-owned joint venture, Doctors Imaging Associates, Joint Venture, has received non-interest bearing advances from one of the joint venturers totaling $218,717 at December 31, 1997 and 1996. The joint venturer is obligated to advance up to $250,000 from time to time for working capital as the Company deems necessary. These advances are to be repaid prior to any distributions of profits to the joint venturers.

     (a)  Doctors Imaging Associates, Joint Venture:

          The joint venture which owns the minority 50% interest in the joint venture, has a contract to provide professional radiology services on a percentage basis to the joint venture. In addition, through a separate company with common ownership, the joint venturer also leases space to the joint venture.

     (b)  Muhlenberg Regional Medical Center:

          The Company entered into an agreement with Muhlenberg Regional Medical Center (the "Hospital") which provides for the placement of a mobile magnetic resonance imaging ("MRI") unit at the Hospital for five (5) years without rent. In addition, the Company entered into an agreement with an affiliate of the Hospital for certain management services to be provided to the Company for a five (5) year term requiring minimum annual management fees of $50,000. In June 1996, the agreements terminated by their terms.

     (c) Services Support Agreements:

          One of the Company's majority-owned joint ventures, Doctors Imaging Associates, Joint Venture, signed two service support agreements with the equipment manufacturer. The agreements, which commenced January 1, 1993 and August 1, 1993, respectively, are for a period of forty-eight (48) months and provide for monthly maintenance charges of $11,640 and $4,667, respectively.

     (d) Amherst Project:

          In April 1995, Amherst Medical Equipment Leasing Corporation ("AMHERST"), a wholly-owned subsidiary of the Company, was formed. AMHERST entered into an agreement with Amherst Imaging Associates, P.A., to provide certain non-professional services. In accordance with this agreement, AMHERST has leased space in Amherst, New York, effective July 1, 1995, for a period of five years at a monthly rent of $1,275. On July 17, 1995, the Company entered into an agreement with Magna-Lab, Inc. to purchase a permanent MRI at a cost of approximately $500,000. Financing has been secured through DVI. The lease in the amount of $327,000 is payable over 60 months at a monthly payment of $7,068 commencing on January 1, 1996. Magna-Lab has agreed to accept 18% of the operating income on a cash basis for a five year period to cover the cost of the balance of the machine. This income sharing is for five years and is not to exceed $200,000. As part of the agreement, Magna-Lab agreed to pay the monthly space rent until the MRI is delivered.

             MODERN MEDICAL MODALITIES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


NOTE 13 - COMMITMENTS AND CONTINGENCIES. (Contined)

     (e) Beth Israel Joint Venture

          In June, 1995, the Company entered into a Joint Venture Agreement with Beth Israel MRI Corporation and Advanced Imaging Radiology Associates P.A. to provide certain non-professional services to an MRI facility which was developed by the Company, and is located on the campus of Beth Israel Hospital. The term of the Agreement is for a seven (7) year period with an automatic renewal provision for successive seven year periods. The Company has a 75% interest in the profits, obligations and liabilities under the Joint Venture Agreement.

     (f) Year 2000 Readiness

          The Year 2000 readiness of the Company's customers and hardware and software offerings from the Company's suppliers, subcontractors and business partners may vary. The Year 2000 also presents a number of other risks and uncertainties that could affect the Company, including utilities failures, the lack of personnel skilled in the resolution of Year 2000 issues, and the nature of government responses to the issues, among others. While the Company continues to believe that the Year 2000 matters discussed above will not have a material impact on its business, financial condition or results of operations, it remains uncertain whether or to what extent the Company maybe affected.

NOTE 14 - SUBSEQUENT EVENTS.

          In February, 1999, the Company entered into an agreement to sell lits 50% interest in Doctor's Imaging Associates, Joint Venture for $100,000. Since all terms of the agreement have not been satisfied, the sale has not been completed at this time.

          On March 11, 1999, the Company effectuated a one for two reverse stock split of the Company's issued and outstanding shares of common stock. The reverse stock split became effective on March 12, 1999. After the reverse stock split, the Company has 1,759,146 shares of common stock issued and outstanding and a total of 2,500,000 shares authorized for issuance. This reverse stock split is reflected retroactively in these statements.

                      MODERN MEDICAL MODALITIES CORPORATION



                        5,650,044 Shares of Common Stock



                                 --------------

                                   PROSPECTUS

                                 --------------




                                December __, 1999




You may rely only on the information contained in this prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Modern Medical Modalities Corporation. This prospectus does not constitute an offer or solicitation to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither delivery of this prospectus nor any sale of the shares of common stock hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Modern Medical Modalities Corporation since the date hereof.


                                   -----------

Until     , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         We shall, to the fullest extent permitted by the laws of the State of New Jersey, as the same may be amended and supplemented, indemnify under said section from and against any and all expenses, liabilities or other matters referred in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We will have the power to purchase and maintain officers' and directors' liability insurance in order to insure against the liabilities for which such officers and directors are indemnified pursuant to Article 6.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a statement of the estimated expenses to be paid by Modern Medical Modalities Corporation in connection with the issuance and distribution of the securities being registered:


         SEC Registration Fee........................................$2,965.94

         Legal Fees and Expenses*...................................$30,000.00

         Accounting Fees and Expenses*.................................$10,000

         Miscellaneous*.................................................$3,000

                  Total.............................................$45,965.94

-----------

*   estimate

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


         During the past three years, Modern Medical Modalities Corporation has sold unregistered securities as described below. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The issuances of these securities were considered to be exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.


         All of the following issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended:

(i)      Shares of common stock to Benson Shore Capital LLC.

         On June 18, 1998, we entered into a consulting agreement with Benson Shore Capital LLC, whereby we issued to them 350,000 shares of common stock, and options to purchase up to 275,000 shares of our common stock at an exercise price of $1.00 per share. The offer and sale of the shares of common stock were exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof.

(ii) The July 1999 private placement offering

         In July 1999, we issued 173,694 shares of common stock in connection with a private placement offering to accredited investors. The offer and sale of the shares of common stock were exempt from registration under the Securities Act of 1933, as amended, in reliance on Regulation D Rule 506 of the Securities Act, as amended. Royal Hutton Securities Corporation acted as placement agent in connection with the issuance of these shares and received a 10% commission and a 3% non-accountable expense allowance, as well as 25,000 shares of our common stock in connection with its acting as placement agent in connection with this private placement offering.


(iii) Shares of Common Stock issued pursuant to Advisory Agreement.

         In January 1999, we entered into an advisory agreement with Allen Wolfson, whereby upon his performing certain advisory services to the company he would be issued 330,000 shares of our common stock. In July 1999, we issued such shares of common stock pursuant to Section 4(2) of the Securities Act, as amended.

(iv) Shares of Common Stock issued pursuant to Financial Consulting Agreement.

         On January 28, 1999, we entered into a Financial Consulting Agreement with Richard Surber, whereby we agreed to issue 20,000 shares of our common stock to Mr. Surber as a retainer fee. In July 1999, we issued such shares of common stock pursuant to Section 4(2) of the Securities Act, as amended.

(v) Shares of Common Stock issued to former employee.

         In July 1999, we issued 12,500 shares of our Common Stock to Barry Ellen, a former employee, for services previously rendered. Such shares were issued pursuant to Section 4(2) of the Securities Act, as amended.

(vi) Shares of Common Stock issued in connection to legal services rendered.

         In September 1999 we issued 15,000 shares of common stock to Jody R. Samuels, Esq. for legal services rendered to the Company. Such shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

(vi) 10% Convertible Note.

         In October 1999, we issued a $250,000 principal amount 10% convertible note to Austinvest Anstalt Balzers and a $250,000 principal amount 10% convertible note to Esquire Trade & Finance, Inc. In connection with this transaction we issued 60,000 shares to the following persons: J.Hayut (45,000 shares), Libra Finance, S.A. (10,000 shares) and Hyett Capital Ltd. (5,000 shares), and 2,500,000 common stock purchase warrants to the following persons:
Austinvest Anstalt Balzaers (500,000 warrants), Esquire Trade & Finance, Inc. (500,000 warrants) and Libra Finance, S.A. (1,500,000 warrants). The offer and sale of the above securities were made pursuant to Regulation D Rule 506 of the Securities Act of 1933, as amended. Additionally, each of the purchasers were accredited investors.

ITEM 27.          EXHIBITS

  ***3.1          Restated and Amended Certificate of Incorporation
   **3.2          By-laws of the Registrant
    *5.1          Opinion of Gersten, Savage & Kaplowitz, LLP
 ***10.1          Advisory Agreement dated January 28, 1999 between Modern
                  Medical Modalities Corporation and Allen Wolfsen
 ***10.2          Financial Consulting Agreement dated January 28, 1999 between
                  Modern Medical Modalities Corporation and Richard Surber
   *10.3          1999 Stock Option Plan
****10.4          Joint Venture Agreement between Modern Medical Modalities
                  Corporation and Doctors Imaging Associates, Inc. dated April
                  23, 1991
****10.5          Joint Venture Agreement between Modern Medical Modalities
                  Corporation and Union Imaging Associates, Inc. dated July 30,
                  1990
****10.6          Joint Venture Agreement between Modern Medical Modalities
                  Corporation and Beth Israel MRI Corporation dated March 22,
                  1994
****10.7          Joint Venture Agreement between Modern Medical Modalities
                  Corporation and Plainfield MRI Associates, Inc. dated July 30,
                  1991
   *23.1          Consent of Gersten, Savage & Kaplowitz, LLP
   *23.2          Consent of Vincent J. Batyr & Co., independent certified
                  public accountants of the Registrant
----
*        Filed herewith.
** Incorporated herein by reference to the Registrant's Form SB-2 as filed in February 1994.
***      Previously filed.
****     To be filed by amendment.

ITEM 28. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to any charter provision, by-law, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.


         The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For determining any liability under the Securities Act of 1933, as amended, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or
(4) or 497(h), under the Securities Act of 1933, as amended, as part of this registration statement as of the time the United States Securities and Exchange Commission declared it effective.

         (5) For determining any liability under the Securities Act of 1933, as amended, treat each post-effective amendment that contains a form of prospectus as a new registration statement at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New Jersey on December 30, 1999.

                                    MODERN MEDICAL MODALITIES CORPORATION

                                    By: /s/ Roger Findlay
                                        ---------------------------------------
                                            Roger Findlay
                                            President and Chairman of the Board

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         We, the undersigned officers and directors of MODERN MEDICAL MODALITIES CORPORATION hereby severally constitute and appoint Roger Findlay, our true and lawful attorney-in-fact and agent with full power of substitution for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




Signature                                Title                    Date
---------                                -----                    ----
/s/ Roger Findlay              Chairman and President             December 30, 1999
-------------------
    Roger Findlay

/s/ Jan Goldberg               Vice President,                    December 30, 1999
-------------------            Principal Accounting
    Jan Goldberg               Officer, Treasurer and Director

/s/ Gregory Maccia             Vice President, Secretary          December 30, 1999
-------------------            and Director
    Gregory Maccia

/s/                            Director                           December 30, 1999
-------------------
    Fred Mancinelli

/s/                            Director                           December 30, 1999
-------------------
    Carl Gideon


                                  EXHIBIT INDEX

  ***3.1          Restated and Amended Certificate of Incorporation
   **3.2          By-laws of the Registrant
    *5.1          Opinion of Gersten, Savage & Kaplowitz, LLP
 ***10.1          Advisory Agreement dated January 28, 1999 between Modern
                  Medical Modalities Corporation and Allen Wolfsen
 ***10.2          Financial Consulting Agreement dated January 28, 1999 between
                  Modern Medical Modalities Corporation and Richard Surber
   *10.3          1999 Stock Option Plan
****10.4          Joint Venture Agreement between Modern Medical Modalities
                  Corporation and Doctors Imaging Associates, Inc. dated April
                  23, 1991
****10.5          Joint Venture Agreement between Modern Medical Modalities
                  Corporation and Union Imaging Associates, Inc. dated July 30,
                  1990
****10.6          Joint Venture Agreement between Modern Medical Modalities
                  Corporation and Beth Israel MRI Corporation dated March 22,
                  1994
****10.7          Joint Venture Agreement between Modern Medical Modalities
                  Corporation and Plainfield MRI Associates, Inc. dated July 30,
                  1991
   *23.1          Consent of Gersten, Savage & Kaplowitz, LLP
   *23.2          Consent of Vincent J. Batyr & Co., independent certified
                  public accountants of the Registrant

----
*        Filed herewith.
** Incorporated herein by reference to the Registrant's Form SB-2 as filed in February 1994.
***      Previously filed.
****     To be filed by amendment.